UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Willis Lease Finance Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

970646 10 5

(CUSIP Number)

Charles F. Willis, IV

c/o Willis Lease Finance Corporation

733 San Marin Drive, Suite 2215

Novato, California 94998

(415) 408-4700

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

November 30, 2000

May 30, 2003

August 5, 2005

November 30, 2005

April 3, 2007

August 20, 2007

 March 24, 2008

 November 11, 2008

August 10, 2009

December 31, 2009

September 10, 2010

February 14, 2011

March 14, 2011

March 21, 2011

November 8, 2011

May 4, 2012

September 21, 2012

November 7, 2012

December 18, 2012

April 1, 2013

August 11, 2013

Date of Event Which Requires Filing of this Statement

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this statement, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* This Schedule 13D, Amendment No. 1 is intended to amend and restate in its entirety the Schedule 13D, Amendment No. 1 filed with the Securities and Exchange Commission on May 31, 2013.  As described below, this Amendment (i) corrects certain disclosures in the Initial 13D (as such term is defined below), as amended, and (ii) reflects amendments to the Initial 13D that should have been made.  Since April 1, 2013, there have been no changes in the beneficially ownership of any Reporting Person (as such term is defined below) that would require an amendment to the Initial 13D.

The share numbers listed for voting and dispositive power as of a particular date include the number of shares into which options were exercisable or would be exercisable within 60 days of such date.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

November 30, 2000

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 7,056,671+

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,984,422

11	Aggregate Amount Beneficially Owned 7,056,671+

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 61.9%+

14	Type of Reporting Person PN

+ This amount includes the maximum number of shares subject to an Option held by FlightTechnics (as defined below).  FlightTechnics may exercise its Option for an amount between 1,700,000 Shares and that amount that would give FlightTechnics a total holding equal to 34.9% of the outstanding Shares at the time of such exercise.  As of November 7, 2000, the maximum number of shares subject to the Option was 2,669,614 Shares.

November 30, 2000

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 7,056,671+

	9	Sole Dispositive Power 102,400

	10	Shared Dispositive Power 2,984,422

11	Aggregate Amount Beneficially Owned 7,056,671+

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 61.9%+

14	Type of Reporting Person IN

+ This amount includes the maximum number of shares subject to an Option held by FlightTechnics (as defined below).  FlightTechnics may exercise its Option for an amount between 1,700,000 Shares and that amount that would give FlightTechnics a total holding equal to 34.9% of the outstanding Shares at the time of such exercise.  As of November 7, 2000, the maximum number of shares subject to the Option was 2,669,614 Shares.

November 30, 2000

1	Names of Reporting Persons: The Austin Chandler Willis 1995 Irrevocable Trust I.R.S. Identification Nos. of above persons (entities only). 94-6689466

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 235

	8	Shared Voting Power 7,056,671+

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 7,056,671+

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 61.9%+

14	Type of Reporting Person OO

+ This amount includes the maximum number of shares subject to an Option held by FlightTechnics (as defined below).  FlightTechnics may exercise its Option for an amount between 1,700,000 Shares and that amount that would give FlightTechnics a total holding equal to 34.9% of the outstanding Shares at the time of such exercise.  As of November 7, 2000, the maximum number of shares subject to the Option was 2,669,614 Shares.

November 30, 2000

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person IN

May 30, 2003

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 4,641,947

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,956,342

11	Aggregate Amount Beneficially Owned 4,641,947

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 50.9%

14	Type of Reporting Person PN

May 30, 2003

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 9,870

	8	Shared Voting Power 4,651,467

	9	Sole Dispositive Power 390,020

	10	Shared Dispositive Power 2,965,862

11	Aggregate Amount Beneficially Owned 4,661,337

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 51.1%

14	Type of Reporting Person IN

May 30, 2003

1	Names of Reporting Persons: The Austin Chandler Willis 1995 Irrevocable Trust I.R.S. Identification Nos. of above persons (entities only). 94-6689466

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 4,641,947

	9	Sole Dispositive Power 5,455

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 4,641,947

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 50.9%

14	Type of Reporting Person OO

May 30, 2003

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 4,470

	8	Shared Voting Power 0

	9	Sole Dispositive Power 4,470

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 4,470

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person IN

August 5, 2005

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 4,752,355

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,933,600

11	Aggregate Amount Beneficially Owned 4,752,355

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 49.9%

14	Type of Reporting Person PN

August 5, 2005

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 16,010

	8	Shared Voting Power 4,768,015

	9	Sole Dispositive Power 524,988

	10	Shared Dispositive Power 2,949,260

11	Aggregate Amount Beneficially Owned 4,784,025

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 49.9%

14	Type of Reporting Person IN

August 5, 2005

1	Names of Reporting Persons: The Austin Chandler Willis 1995 Irrevocable Trust I.R.S. Identification Nos. of above persons (entities only). 94-6689466

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 4,752,355

	9	Sole Dispositive Power 9,777

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 4,752,355

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 49.6%

14	Type of Reporting Person OO

August 5, 2005

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 10,610

	8	Shared Voting Power 0

	9	Sole Dispositive Power 10,610

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 10,610

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person IN

November 30, 2005

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,933,600

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,933,600

11	Aggregate Amount Beneficially Owned 2,933,600

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 32.1%

14	Type of Reporting Person PN

November 30, 2005

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 529,432

	8	Shared Voting Power 2,391,876

	9	Sole Dispositive Power 529,432

	10	Shared Dispositive Power 2,949,260

11	Aggregate Amount Beneficially Owned 3,478,692

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 36.0%

14	Type of Reporting Person IN

November 30, 2005

1	Names of Reporting Persons: The Austin Chandler Willis 1995 Irrevocable Trust + I.R.S. Identification Nos. of above persons (entities only). 94-6689466

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 9,777

	8	Shared Voting Power 557,384

	9	Sole Dispositive Power 9,777

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 567,161

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 6.2%

14	Type of Reporting Person OO

+  The interests of The Austin Chandler Willis 1995 Irrevocable Trust were deemed to have been transferred to Mr. Austin Willis, in his individual capacity, effective as of December 31, 2005, as discussed on page 69.

November 30, 2005

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 10,610

	8	Shared Voting Power 0

	9	Sole Dispositive Power 10,610

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 10,610

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person IN

April 3, 2007

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,619,206

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,619,206

11	Aggregate Amount Beneficially Owned 2,619,206

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 32.5%

14	Type of Reporting Person PN

April 3, 2007

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 815,181

	8	Shared Voting Power 2,132,043

	9	Sole Dispositive Power 815,181

	10	Shared Dispositive Power 2,629,692

11	Aggregate Amount Beneficially Owned 3,444,873

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 39.8%

14	Type of Reporting Person IN

April 3, 2007

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 71,477

	8	Shared Voting Power 497,649

	9	Sole Dispositive Power 71,477

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 569,126

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 7.1%

14	Type of Reporting Person IN

August 20, 2007

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,559,206

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,559,206

11	Aggregate Amount Beneficially Owned 2,559,206

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 31.3%

14	Type of Reporting Person PN

August 20, 2007

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 829,931

	8	Shared Voting Power 2,083,443

	9	Sole Dispositive Power 829,931

	10	Shared Dispositive Power 2,569,692

11	Aggregate Amount Beneficially Owned 3,399,623

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 38.8%

14	Type of Reporting Person IN

August 20, 2007

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 71,477

	8	Shared Voting Power 486,249

	9	Sole Dispositive Power 71,477

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 557,726

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 6.8%

14	Type of Reporting Person IN

March 24, 2008

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,471,232

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,471,232

11	Aggregate Amount Beneficially Owned 2,471,232

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 28.6%

14	Type of Reporting Person PN

March 24, 2008

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 1,000,356

	8	Shared Voting Power 2,013,257

	9	Sole Dispositive Power 831,004

	10	Shared Dispositive Power 2,482,791

11	Aggregate Amount Beneficially Owned 3,483,147

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 37.8%

14	Type of Reporting Person IN

March 24, 2008

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 73,305

	8	Shared Voting Power 469,534

	9	Sole Dispositive Power 73,305

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 542,839

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 6.3%

14	Type of Reporting Person IN

November 11, 2008

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,425,870

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,425,870

11	Aggregate Amount Beneficially Owned 2,425,870

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 27.6%

14	Type of Reporting Person PN

November 11, 2008

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 1,010,538

	8	Shared Voting Power 1,976,514

	9	Sole Dispositive Power 846,482

	10	Shared Dispositive Power 2,437,429

11	Aggregate Amount Beneficially Owned 3,447,967

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 36.8%

14	Type of Reporting Person IN

November 11, 2008

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 73,305

	8	Shared Voting Power 460,915

	9	Sole Dispositive Power 73,305

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 534,220

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 6.1%

14	Type of Reporting Person IN

August 10, 2009

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,420,635

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,420,635

11	Aggregate Amount Beneficially Owned 2,420,635

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 26.4%

14	Type of Reporting Person PN

August 10, 2009

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 1,079,429

	8	Shared Voting Power 1,962,125

	9	Sole Dispositive Power 864,628

	10	Shared Dispositive Power 2,422,046

11	Aggregate Amount Beneficially Owned 3,501,475

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 35.9%

14	Type of Reporting Person IN

August 10, 2009

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 63,975

	8	Shared Voting Power 459,921

	9	Sole Dispositive Power 63,975

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 523,895

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 5.7%

14	Type of Reporting Person IN

December 31, 2009

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,369,158

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,369,158

11	Aggregate Amount Beneficially Owned 2,369,158

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 25.8%

14	Type of Reporting Person PN

December 31, 2009

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 1,020,908

	8	Shared Voting Power 1,921,368

	9	Sole Dispositive Power 849,858

	10	Shared Dispositive Power 2,371,508

11	Aggregate Amount Beneficially Owned 3,392,416

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 34.8%

14	Type of Reporting Person IN

December 31, 2009

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 65,574

	8	Shared Voting Power 450,140

	9	Sole Dispositive Power 65,574

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 515,714

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 5.6%

14	Type of Reporting Person IN

September 10, 2010

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,204,368

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,204,368

11	Aggregate Amount Beneficially Owned 2,204,368

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 23.5%

14	Type of Reporting Person PN

September 10, 2010

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 1,103,436

	8	Shared Voting Power 1,787,888

	9	Sole Dispositive Power 895,780

	10	Shared Dispositive Power 2,206,718

11	Aggregate Amount Beneficially Owned 3,310,154

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 33.5%

14	Type of Reporting Person IN

September 10, 2010

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 92,091

	8	Shared Voting Power 418,830

	9	Sole Dispositive Power 92,091

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 510,921

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 5.5%

14	Type of Reporting Person IN

February 14, 2011

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,200,665

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,200,665

11	Aggregate Amount Beneficially Owned 2,200,665

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 23.6%

14	Type of Reporting Person PN

February 14, 2011

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 926,489

	8	Shared Voting Power 1,785,889

	9	Sole Dispositive Power 762,584

	10	Shared Dispositive Power 2,204,015

11	Aggregate Amount Beneficially Owned 3,130,504

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 32.3%

14	Type of Reporting Person IN

February 14, 2011

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 93,794

	8	Shared Voting Power 418,126

	9	Sole Dispositive Power 93,794

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 511,920

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 5.5%

14	Type of Reporting Person IN

March 14, 2011

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,200,665

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,200,665

11	Aggregate Amount Beneficially Owned 2,200,665

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 24.1%

14	Type of Reporting Person PN

March 14, 2011

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 963,962

	8	Shared Voting Power 1,785,889

	9	Sole Dispositive Power 800,057

	10	Shared Dispositive Power 2,204,015

11	Aggregate Amount Beneficially Owned 3,167,977

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 33.3%

14	Type of Reporting Person IN

March 14, 2011

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 93,794

	8	Shared Voting Power 418,126

	9	Sole Dispositive Power 93,794

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 511,920

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 5.6%

14	Type of Reporting Person IN

March 21, 2011

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,200,665

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,200,665

11	Aggregate Amount Beneficially Owned 2,200,665

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 25.0%

14	Type of Reporting Person PN

March 21, 2011

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 963,962

	8	Shared Voting Power 1,785,889

	9	Sole Dispositive Power 800,057

	10	Shared Dispositive Power 2,204,015

11	Aggregate Amount Beneficially Owned 3,167,977

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 34.5%

14	Type of Reporting Person IN

March 21, 2011

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 93,794

	8	Shared Voting Power 418,126

	9	Sole Dispositive Power 93,794

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 511,920

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 5.8%

14	Type of Reporting Person IN

November 8, 2011

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,200,665

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,200,665

11	Aggregate Amount Beneficially Owned 2,200,665

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 24.1%

14	Type of Reporting Person PN

November 8, 2011

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 894,382

	8	Shared Voting Power 1,785,889

	9	Sole Dispositive Power 701,899

	10	Shared Dispositive Power 2,204,015

11	Aggregate Amount Beneficially Owned 3,098,397

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 33.1%

14	Type of Reporting Person IN

November 8, 2011

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 92,714

	8	Shared Voting Power 418,126

	9	Sole Dispositive Power 92,174

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 510,840

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 5.6%

14	Type of Reporting Person IN

May 4, 2012

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,196,447

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,196,447

11	Aggregate Amount Beneficially Owned 2,196,447

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 23.6%

14	Type of Reporting Person PN

May 4, 2012

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 784,276

	8	Shared Voting Power 1,783,611

	9	Sole Dispositive Power 562,497

	10	Shared Dispositive Power 2,200,936

11	Aggregate Amount Beneficially Owned 2,985,212

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 31.9%

14	Type of Reporting Person IN

May 4, 2012

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 94,654

	8	Shared Voting Power 417,325

	9	Sole Dispositive Power 94,654

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned 511,979

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 5.5%

14	Type of Reporting Person IN

September 21, 2012

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,192,651

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,192,651

11	Aggregate Amount Beneficially Owned 2,192,651

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 23.4%

14	Type of Reporting Person PN

September 21, 2012

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 700,000

	8	Shared Voting Power 2,300,173

	9	Sole Dispositive Power 501,387

	10	Shared Dispositive Power 2,300,137

11	Aggregate Amount Beneficially Owned 3,000,173

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 31.9%

14	Type of Reporting Person IN

September 21, 2012

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 518,612

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 102,008

11	Aggregate Amount Beneficially Owned 518,612

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 5.5%

14	Type of Reporting Person IN

November 7, 2012

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,192,651

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,192,651

11	Aggregate Amount Beneficially Owned 2,192,651

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 24.7%

14	Type of Reporting Person PN

November 7, 2012

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 695,445

	8	Shared Voting Power 2,300,173

	9	Sole Dispositive Power 521,207

	10	Shared Dispositive Power 2,300,173

11	Aggregate Amount Beneficially Owned 2,995,618

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 33.6%

14	Type of Reporting Person IN

November 7, 2012

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 518,612

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 102,008

11	Aggregate Amount Beneficially Owned 518,612

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 5.9%

14	Type of Reporting Person IN

December 18, 2012

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,138,651

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,138,651

11	Aggregate Amount Beneficially Owned 2,138,651

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 24.1%

14	Type of Reporting Person PN

December 18, 2012

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 598,293

	8	Shared Voting Power 2,246,173

	9	Sole Dispositive Power 381,555

	10	Shared Dispositive Power 2,246,173

11	Aggregate Amount Beneficially Owned 2,844,466

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 31.9%

14	Type of Reporting Person IN

December 18, 2012

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 508,352

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 102,008

11	Aggregate Amount Beneficially Owned 508,352

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 5.7%

14	Type of Reporting Person IN

April 1, 2013

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,138,651

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,138,651

11	Aggregate Amount Beneficially Owned 2,138,651

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 24.6%

14	Type of Reporting Person PN

April 1, 2013

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 653,331

	8	Shared Voting Power 2,246,173

	9	Sole Dispositive Power 457,921

	10	Shared Dispositive Power 2,246,173

11	Aggregate Amount Beneficially Owned 2,899,504

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 33.2%

14	Type of Reporting Person IN

April 1, 2013

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 508,352

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 102,008

11	Aggregate Amount Beneficially Owned 508,352

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 5.9%

14	Type of Reporting Person IN

August 11, 2013

1	Names of Reporting Persons: CFW Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 68-0392529

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,138,651

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,138,651

11	Aggregate Amount Beneficially Owned 2,138,651

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 24.1%

14	Type of Reporting Person PN

August 11, 2013

1	Names of Reporting Persons: Charles F. Willis, IV I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 646,285

	8	Shared Voting Power 2,251,525

	9	Sole Dispositive Power 404,625

	10	Shared Dispositive Power 2,251,525

11	Aggregate Amount Beneficially Owned 2,897,810

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 32.5%

14	Type of Reporting Person IN

August 11, 2013

1	Names of Reporting Persons: Austin Chandler Willis I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO, PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 513,704

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 107,360

11	Aggregate Amount Beneficially Owned 513,704

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒

13	Percent of Class Represented by Amount in Row (11) 5.8%

14	Type of Reporting Person IN

The Schedule 13D filed with the Securities and Exchange Commission on December 11, 2000 (the “Initial 13D”) by CFW Partners, the Trust (as such terms are defined below) and Mr. Charles F. Willis, IV with respect to the Common Stock, par value $0.01 per share (the “Shares”), issued by Willis Lease Finance Corporation, a Delaware corporation, is hereby amended, to (i) correct certain disclosures in the Initial 13D with respect to the Option (as such term is defined below), among other items, and (ii) reflect amendments to the Initial 13D that should have been made as of May 30, 2003, August 5, 2005, November 30, 2005, April 3, 2007, August 20, 2007, March 24, 2008, November 11, 2008, August 10, 2009, December 31, 2009, September 10, 2010, February 14, 2011, March 14, 2011, March 21, 2011, November 8, 2011, May 4, 2012, September 21, 2012, November 7, 2012, December 18, 2012, April 1, 2013 and August 11, 2013.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed in the Initial 13D.  CFW Partners, L.P., a Delaware limited partnership (“CFW Partners”), and Mr. Charles Willis filed an Amendment No. 1 to the Initial 13D with the Securities Exchange Commission on May 31, 2013.  This statement is intended to amend and restate that filing in its entirety.

Item 1.                         Security and Issuer

Item 1 of the Initial 13D is hereby amended and restated as follows:

This statement relates to the Shares issued by Willis Lease Finance Corporation, a Delaware corporation (the “Issuer”), whose principal executive offices are located at 773 San Marin Drive, Suite 2215, Novato, California, 94998.

Item 2.                                 Identity and Background

Item 2 of the Initial 13D is hereby amended and restated as follows:

(a)  This statement is filed by (i) CFW Partners; (ii) Charles F. Willis, IV, an individual; (iii) The Austin Chandler Willis 1995 Irrevocable Trust (the “Trust”), established for the benefit of Austin Chandler Willis and dissolved July 22, 2010; and (iv) Austin Chandler Willis, an individual.  The Trustee of the Trust was Elizabeth Leatherman.  Each of CFW Partners, Mr. Charles Willis, the Trust and Mr. Austin Willis are referred to herein as a “Reporting Person,” and collectively as “Reporting Persons.”

(b)  The address of the Trustee of the Trust is 140 Brenton Road, Newport, Rhode Island 02840.  The address of each of the remaining Reporting Persons is 773 San Marin Drive, Suite 2215, Novato, California 94998.

(c)

(i)  CFW Partners is a limited partnership formed for the purpose of owning the stock of the Issuer.

(ii)  Mr. Charles Willis is the founder, Chief Executive Officer and Chairman of the Board of Directors of the Issuer. (1)  Mr. Charles Willis holds a one percent (1%) interest as the sole general partner of CFW Partners, pursuant to which he has dispositive power over 100% of Shares held by CFW Partners.  He also holds an eighty percent (80%) limited partnership interest of CFW Partners, pursuant to which he has the right to vote 80% of the Shares held by CFW Partners.  Mr. Charles Willis is also the father of Mr. Austin Willis.

(iii) The Trust was established for the benefit of Mr. Austin Willis, the son of Mr. Charles Willis.  Ms. Leatherman, a set designer, served as Trustee of the Trust until its dissolution on July 22, 2010.  The Trust previously held a nineteen percent (19%) limited partnership interest of CFW Partners, pursuant to which it had the right to vote 19% of the Shares held by CFW Partners.  Such interest was deemed to have been transferred to Mr. Austin Willis, in his individual capacity, effective as of December 31, 2005.

(iv)  Mr. Austin Willis is a member of the Board of Directors of the Issuer.  He is also the Manager of J.T. Power LLC, a California limited liability company engaged in the business of leasing aircraft and commercial jet engines and selling commercial jet engine parts.  Mr. Austin Willis is deemed to have held a nineteen percent (19%) limited partnership interest of CFW Partners, pursuant to which he has the right to vote 19% of the Shares held by CFW Partners, since December 31, 2005.

(1)  Charles F. Willis, IV is the Grantor, sole Trustee and sole Beneficiary of The Charles F. Willis, IV Living Trust (the “CFW Trust”).  The CFW Trust holds the 1% general partnership interest and the 80% limited partnership interest in CFW Partners.

(d)  During the last five years, none of the Reporting Persons was convicted in a criminal proceeding (excluding traffic convictions or similar misdemeanors).

(e)  During the last five years, none of the Reporting Persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction or was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)  Mr. Charles Willis, Mr. Austin Willis, and Ms. Leatherman are citizens of the United States of America.  CFW Partners is organized under the laws of the State of Delaware.

Item 3.                         Source and Amount of Funds or Other Consideration

Item 3 of the Initial 13D is hereby amended and restated in its entirety as follows:

Note:  This Item 3 only contains information for the specific acquisition or disposition of beneficial ownership of Shares or the specific change in the number of outstanding Shares that, when combined with previous acquisitions or dispositions of beneficial ownership of Shares or with previous changes in the number of outstanding Shares, would have triggered an obligation to file an amended Schedule 13D.  Such previous acquisitions or dispositions of beneficial ownership of Shares or such previous changes in the number of outstanding Shares have not been disclosed herein.

November 30, 2000:   Because Mr. Charles Willis, CFW Partners and the Trust entered into the Stockholders’ Agreement, effective as of November 30, 2000 (the “Stockholders’ Agreement”) with FlightTechnics, such Reporting Persons were deemed to beneficially own directly or indirectly, 1,300,000 Shares purchased by FlightTechnics pursuant to the Investment Agreement described in Item 4 below, plus the Shares subject an option (the “Option”) granted to FlightTechnics pursuant to the Investment Agreement to purchase a minimum of 1,700,000 Shares and a maximum number of Shares equivalent to such number that when added to the 1,300,000 purchased would represent 34.9% of the outstanding Shares at the time the Option is exercised (the “FlightTechnics’ Shares”).  As of November 7, 2000, the date of the Investment Agreement, 2,669,614 of the Shares were subject to the Option.  No funds of any these Reporting Persons were used to purchase the FlightTechnics’ Shares (as described more fully in Item 4 of the Initial 13D).  Other than the FlightTechnics’ Shares, all Shares beneficially owned by these Reporting Persons were previously reported on the Schedule 13G/A filed on February 14, 2000 by such Reporting Persons except for 20,000 options to purchase Shares held by Mr. Charles Willis and 18,900 Shares that were acquired in open market purchases.

May 30, 2003:  The Flight Technics’ Option terminated on May 30, 2003.  Because Mr. Charles Willis, CFW Partners, the Trust and FlightTechnics continued to be bound by the terms of the Stockholders’ Agreement, as set forth in further detail in Item 4 below and as incorporated by reference herein, each of CFW Partners, Mr. Charles Willis, and the Trust were deemed to beneficially own, directly or indirectly, 1,300,000 of the Shares owned by FlightTechnics.  No funds of the Reporting Persons were used to purchase the FlightTechnics Shares.

August 5, 2005:  As set forth in the 10-Q/A filed by the Issuer for the quarterly period ended June 30, 2005, the number of outstanding Shares increased to 9,082,527 from the 9,043,923 Shares set forth as outstanding on the cover page of the Issuer’s preceding 10-Q filed for the quarterly period ended March 31, 2005.  The increase to the number of outstanding Shares caused the percentage of Shares beneficially owned by the Reporting Persons to change by one percent (1%) or more from May 30, 2003, the date of the prior reporting event reported in this statement.

November 30, 2005:  Pursuant to the terms of the Stockholders’ Agreement, upon the expiration of the relevant provisions of the Stockholders’ Agreement on November 30, 2005, CFW Partners, Mr. Charles Willis, and the Trust were no longer deemed to be beneficial owners of 1,300,000 FlightTechnics Shares.  No funds of the Reporting Persons were used to purchase the FlightTechnics Shares.

April 3, 2007:  CFW Partners transferred 200,000 shares to Mr. Charles Willis and 46,914 Shares to Mr. Austin Willis.  No consideration was exchanged for the transferred Shares.

August 20, 2007:  Pursuant to a 10b5-1 transaction, CFW Partners sold 6,699 Shares at a price per Share of $12.2643.

March 24, 2008:  Pursuant to a 10b5-1 transaction, CFW Partners sold 1,819 Shares at a price per Share of $12.9423.

November 11, 2008:  As set forth in the 10-Q filed by the Issuer for the quarterly period ended September 30, 2008, the number of outstanding Shares increased to 8,796,730 from the 8,690,242 Shares set forth as outstanding on the cover page of the Issuer’s preceding 10-Q filed for the quarterly period ended June 30, 2008.  The increase to the number of outstanding Shares caused the percentage of Shares beneficially owned by the Reporting Persons to change by one percent (1%) or more from March 24, 2008, the date of the prior transaction reported in this statement.

August 10, 2009:  As set forth in the 10-Q filed by the Issuer for the quarterly period ended June 30, 2009, the number of outstanding Shares increased to 9,173,866 from the 9,093,744 Shares set forth as outstanding on the cover page of the Issuer’s preceding 10-Q filed for the quarterly period ended March 31, 2009.  The increase to the number of outstanding Shares caused the percentage of Shares beneficially owned by the Reporting Persons to change by one percent (1%) or more from November 11, 2008, the date of the prior reporting event reported in this statement.

December 31, 2009:   Pursuant to a 10b5-1 transaction, CFW Partners sold the following Shares at the following prices: (i) 26,861 Shares at a weighted average sale price per Share of $14.8168, (ii) 500 Shares at a price per Share of $15.12 and (iii) 500 Shares at a price per Share of $15.20.

September 10, 2010:  Mr. Charles F. Willis exercised a non-qualified stock option to purchase 6,942 Shares at a price per Share of $5.50 and sold 6,942 Shares at a price per Share of $9.6271 on the open market.

February 14, 2011: Mr. Charles Willis exercised a non-qualified option to purchase 140,000 Shares at a price per Share of $10.00.  Mr. Charles Willis sold 117,508 directly owned Shares on the open market at a price per Share of $13.40 to satisfy the option exercise and tax withholding obligations in connection with the exercise of the option..

March 14, 2011:  As set forth in the 10-K filed by the Issuer for the year ended December 31, 2010, the number of outstanding Shares decreased to 9,126,949 from the 9,314,602 Shares set forth as outstanding on the cover page of the Issuer’s preceding 10-Q filed for the quarterly period ended September 30, 2010.  The decrease to the number of outstanding Shares caused the percentage of Shares beneficially owned by the Reporting Persons to change by one percent (1%) or more from February 14, 2011, the date of the prior transaction reported in this statement.

March 21, 2011:  As set forth in the Definitive Proxy Statement filed by the Issuer on April 29, 2011, the number of outstanding Shares decreased to 8,813,038 from the 9,126,949 Shares set forth as outstanding on the cover page of the Issuer’s preceding 10-K filed for the year ended December 31, 2010.  The decrease to the number of outstanding Shares caused the percentage of Shares beneficially owned to change by one percent (1%) or more from March 14, 2011, the date of the prior reporting event reported in this statement.

November 8, 2011:  As set forth in the 10-Q filed by the Issuer for the quarterly period ended September 30, 2011, the number of outstanding Shares increased to 9,135,173 from the 8,952,337 Shares set forth as outstanding in the Issuer’s preceding 10-Q filed for the quarterly period ended June 30, 2011.  The increase to the number of outstanding Shares caused the percentage of Shares beneficially owned to change by one percent (1%) or more from March 21, 2011, the date of the prior reporting event reported in this statement.

May 4, 2012:  As set forth in the 10-Q filed by the Issuer for the quarterly period ended March 31, 2012, the number of outstanding Shares increased to 9,290,663 from the 9,174,466 Shares set forth as outstanding in the Issuer’s preceding Definitive Proxy Statement filed on April 27, 2012.  The increase to the number of outstanding Shares caused the percentage of Shares beneficially owned to change by one percent (1%) or more from November 8, 2011, the date of the prior reporting event reported in this statement.

September 21, 2012:  Pursuant to a 10b5-1 transaction, Mr. Charles Willis sold 7,400 Shares on the open market at a weighted average sale price per Share of $12.427.

November 7, 2012:  As set forth in the 10-Q filed by the Issuer for the quarterly period ended September 30, 2012, the number of outstanding Shares decreased to 8,863,904 from the 9,354,260 Shares set forth as outstanding on the cover page of the Issuer’s preceding 10-Q filed for the quarterly period ended June 30, 2012.  The increase to the number of outstanding Shares caused the percentage of Shares beneficially owned by the Reporting Persons to change by one percent (1%) or more from September 21, 2012, the date of the prior transaction reported in this statement.

December 18, 2012:  Pursuant to the Issuer’s stock repurchase program, 94,600 Shares were repurchased from CFW Partners by the Issuer at a price per Share of $14.06.

April 1, 2013:  As set forth in the Definitive Proxy Statement filed by the Issuer on April 26, 2013, the number of outstanding Shares decreased to 8,685,280 from the 8,692,743 Shares set forth as outstanding on the cover page of the Issuer’s preceding 10-K/A filed for the annual period ended December 31, 2012.  The decrease to the number of outstanding Shares caused the percentage of Shares beneficially owned by the Reporting Persons to change by one percent (1%) or more from December 18, 2012, the date of the prior transaction reported in this statement.

August 11, 2013:  Mr. Charles Willis returned 7,046 previously restricted Shares to the Issuer to satisfy withholding tax liability at a price per Share of $14.25.

Item 4.  Purpose of the Transaction

Item 4 of the Initial 13D is hereby amended to add the following:

Note:  This Item 4 only contains information for the specific acquisition or disposition of beneficial ownership of Shares or the specific change in the number of outstanding Shares that, when combined with previous acquisitions or dispositions of beneficial ownership of Shares or with previous changes in the number of outstanding Shares, would have triggered an obligation to file an amended Schedule 13D.  Such previous acquisitions or dispositions of beneficial ownership of Shares or such previous changes in the number of outstanding Shares have not been disclosed herein.

November 30, 2000:  Because Mr. Charles Willis, CFW Partners and  the Trust entered into the Stockholders’ Agreement with FlightTechnics, such Reporting Persons were deemed to beneficially own directly or indirectly, 1,300,000 Shares purchased by FlightTechnics pursuant to the Investment Agreement described in Item 4 below, plus the Shares subject to the Option.  As of November 7, 2000, the date of the Investment Agreement, 2,669,614 of the Shares were subject to the Option.  No funds of any these Reporting Persons were used to purchase the FlightTechnics’ Shares as described more fully in Item 4 of the Initial 13D.  Other than the FlightTechnics’ Shares, all Shares beneficially owned by these Reporting Persons were previously reported on the Schedule 13G/A filed on February 14, 2000 by such Reporting Persons except for 20,000 options to purchase Shares held by Mr. Charles Willis and 18,900 Shares that were acquired in open market purchases.

May 30, 2003:  Pursuant to the Stockholders’ Agreement FlightTechnics, on one hand, and CFW Partners, Mr. Charles Willis and the Trust, on the other hand, agreed to vote their respective Shares, including, with respect to FlightTechnics, those Shares that could be acquired by FlightTechnics upon the exercise of the Option, in the manner proscribed in the Stockholders’ Agreement.  FlightTechnics did not exercise the FlightTechnics Option before it expired on May 30, 2003.  Upon expiration of the FlightTechnics Option, each of CFW Partners, Mr. Charles Willis, and the Trust was no longer deemed to be a beneficial owner of the Shares subject to the FlightTechnics Option.

August 5, 2005:  As set forth in the 10-Q/A filed by the Issuer for the quarterly period ended June 30, 2005, the number of outstanding Shares increased to 9,082,527 from the 9,013,140 Shares set forth as outstanding on the cover page of the Issuer’s preceding 10-K filed for the year ended December 31, 2004.  The increase to the number of outstanding Shares caused the percentage of Shares beneficially owned by the Reporting Persons to change by one percent (1%) or more from May 30, 2003, the date of the prior transaction reported in this statement.

November 30, 2005:  Upon expiration of the Stockholders’ Agreement on November 30, 2005, the parties thereto were released from the obligation to vote their respective Shares as set forth in the Stockholders’ Agreement.  Consequently, each of CFW Partners, Mr. Charles Willis, and the Trust was no longer deemed to be a beneficial owner of the 1,300,000 Shares owned by FlightTechnics, and conversely, FlightTechnics was no longer deemed to be a beneficial owner of any of the Shares owned by CFW Partners, Mr. Charles Willis, or the Trust.

April 3, 2007:  CFW Partners transferred 200,000 shares to Mr. Charles Willis and 46,914 Shares to Mr. Austin Willis.  No consideration was exchanged for the transferred Shares.

August 20, 2007:  Pursuant to a 10b5-1 transaction, CFW Partners sold 6,699 Shares at a price per Share of $12.2643.

March 24, 2008:  Pursuant to a 10b5-1 transaction, CFW Partners sold 1,819 Shares at a price per Share of $12.9423.

November 11, 2008:  As set forth in the 10-Q filed by the Issuer for the quarterly period ended September 30, 2008, the number of outstanding Shares increased to 8,796,730 from the 8,690,242 Shares set forth as outstanding on the cover page of the Issuer’s preceding 10-Q filed for the annual period ended June 30, 2008.  The increase to the number of outstanding Shares caused the percentage of Shares beneficially owned by the Reporting Persons to change by one percent (1%) or more from March 24, 2008, the date of the prior transaction reported in this statement.

August 10, 2009:  As set forth in the 10-Q filed by the Issuer for the quarterly period ended June 30, 2009, the number of outstanding Shares increased to 9,173,866 from the 9,093,744 Shares set forth as outstanding on the cover page of the Issuer’s preceding 10-Q filed for the annual period ended March 31, 2009.  The increase to the number of outstanding Shares caused the percentage of Shares beneficially owned by the Reporting Persons to change by one percent (1%) or more from November 11, 2008, the date of the prior reporting event reported in this statement.

December 31, 2009:   Pursuant to a 10b5-1 transaction, CFW Partners sold the following Shares at the following prices: (i) 26,861 Shares at a weighted average sale price per Share of $14.8168, (ii) 500 Shares at a price per Share of $15.12 and (iii) 500 Shares at a price per Share of $15.20.

September 10, 2010:  Mr. Charles F. Willis exercised a non-qualified stock option to purchase 6,942 Shares at a price per Share of $5.50 and sold 6,942 Shares at a price per Share of $9.6271 on the open market.

February 14, 2011: Mr. Charles Willis exercised a non-qualified option to purchase 140,000 Shares at a price per Share of $10.00.  Mr. Charles Willis sold 117,508 directly owned Shares on the open market at a price per Share of $13.40 to satisfy the option exercise and tax withholding obligations in connection with the exercise of the option.

March 14, 2011:  As set forth in the 10-K filed by the Issuer for the annual period ended December 31, 2010, the number of outstanding Shares decreased to 9,126,949 from the 9,314,602 Shares set forth as outstanding on the cover page of the Issuer’s preceding 10-Q filed for the quarterly period ended September 30, 2010.  The decrease to the number of outstanding Shares caused the percentage of Shares beneficially owned by the Reporting Persons to change by one percent (1%) or more from February 14, 2011, the date of the prior transaction reported in this statement.

March 21, 2011:  As set forth in the Definitive Proxy Statement filed by the Issuer on  April 29, 2011, the number of outstanding Shares decreased to 8,813,038 from the 9,126,949 Shares set forth as outstanding on the cover page of the Issuer’s preceding 10-K filed for the year ended December 31, 2010.  The decrease to the number of outstanding Shares caused the percentage of Shares beneficially owned by the Reporting Persons to change by one percent (1%) or more from March 14, 2011, the date of the prior reporting event reported in this statement.

November 8, 2011:  As set forth in the 10-Q filed by the Issuer for the quarterly period ended September 30, 2011, the number of outstanding Shares increased to 9,135,173 from the 8,952,337 Shares set forth as outstanding on the cover page of the Issuer’s preceding 10-Q filed for the quarterly period ended June 30, 2011.  The increase to the number of outstanding Shares caused the percentage of Shares beneficially owned to change by one percent (1%) or more from March 21, 2011, the date of the prior reporting event reported in this statement.

May 4, 2012:  As set forth in the 10-Q filed by the Issuer for the quarterly period ended March 31, 2012, the number of outstanding Shares increased to 9,290,663 from the 9,174,466 Shares set forth as outstanding in the Issuer’s preceding Definitive Proxy Statement filed on April 27, 2012.  The increase to the number of outstanding Shares caused the percentage of Shares beneficially owned to change by one percent (1%) or more from November 8, 2011, the date of the prior reporting event reported in this statement.

September 21, 2012:  Pursuant to a 10b5-1 transaction, Mr. Charles Willis sold 7,400 Shares on the open market at a weighted average sale price per Share of $12.427.

November 7, 2012:  As set forth in the 10-Q filed by the Issuer for the quarterly period ended September 30, 2012, the number of outstanding Shares decreased to 8,863,904 from the 9,354,260 Shares set forth as outstanding on the cover page of the Issuer’s preceding 10-Q filed for the quarterly period ended June 30, 2012.  The increase to the number of outstanding Shares caused the percentage of Shares beneficially owned to change by one percent (1%) or more from September 21, 2012, the date of the prior transaction reported in this statement.

December 18, 2012:  Pursuant to the Issuer’s stock repurchase program, the Issuer repurchased 94,600 Shares from CFW Partners at $14.06 per Share.

April 1, 2013:  As set forth in the Definitive Proxy Statement filed by the Issuer on April 26, 2013, the number of outstanding Shares decreased to 8,685,280 from the 8,692,743 Shares set forth as outstanding in the Issuer’s preceding 10-K/A filed for the year ended December 31, 2012.  The decrease to the number of outstanding Shares caused the percentage of Shares beneficially owned to change by one percent (1%) or more from December 18, 2012, the date of the prior transaction reported in this statement.

August 11, 2013:  Mr. Charles Willis returned 7,046 previously restricted Shares to the Issuer to satisfy withholding tax liability at a price per Share of $14.25.

Item 5.                         Interest in Securities of the Issuer

Item 5 is hereby amended and restated in its entirety as follows:

As disclosed below, each of the Reporting Persons may be deemed to beneficially own (as that term is used in Rule 13d-3) the Shares held by the other Reporting Persons.  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

November 30, 2000

(a)  As of November 30, 2000, the Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 7,056,671 Shares, representing approximately 61.9% of the Issuer’s outstanding Shares (based upon the 8,704,638 Shares set forth as outstanding in the Investment Agreement). Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of November 30, 2000:

•                  CFW Partners, Mr. Charles Willis, the Trust and FlightTechnics each had shared voting power over 7,056,671 Shares, including (i) 2,984,422 Shares held by CFW Partners, (ii) 102,400 Shares held by Mr. Charles Willis, including 20,000 options held by Mr. Charles Willis to purchase Shares (iii) 235 Shares held by the Trust and (iv) 3,969,614 Shares held by FlightTechnics, including 2,669,614 Shares subject to the Option.

•                  CFW Partners had shared dispositive power over 2,984,422 Shares.  Mr. Charles Willis had shared dispositive power over all such Shares.

•                  The Trustee of the Trust had sole dispositive power over 235 Shares held by the Trust.

(c)  No transactions with respect to the Shares were effected during the 60 days preceding November 30, 2000.

May 30, 2003

(a)  As of May 30, 2003, the Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 4,665,807 Shares, representing approximately 51.1% of the Issuer’s outstanding Shares (based upon the 8,838,140 Shares stated to be outstanding as of May 5, 2003 by the Issuer in the Issuer’s Form 10-Q filed for the quarterly period ended March 31, 2003).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of May 30, 2003:

•                  CFW Partners, Mr. Charles Willis, the Trust and FlightTechnics each had shared voting power over 4,641,947 Shares, including (i) 2,956,342 Shares held by CFW Partners, (ii) 380,150 Shares held by Mr. Charles Willis, including 287,500 options held by Mr. Charles Willis to purchase Shares, (iii) 5,455 Shares held by the Trust, and (iv) 1,300,000 Shares held by FlightTechnics.  In addition to such Shares, Mr. Charles Willis may also have been deemed to have had shared voting power over an additional 9,520 Shares, including (i) 5,935 Shares held by his wife, Nancy Willis, and (ii) 3,585 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  CFW Partners had shared dispositive power over 2,956,342 Shares.  Mr. Charles Willis had shared dispositive power over all such Shares.

•                  Mr. Charles Willis had sole dispositive power over 9,870 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis may have been deemed to have had shared dispositive power over an additional 9,520 Shares, including (i) 5,935 Shares held by his wife, Nancy Willis, and (ii) 3,585 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  The Trustee of the Trust had sole dispositive power over 5,455 Shares held by the Trust.

•                  Mr. Austin Willis had sole voting power and sole dispositive power over 4,470 Shares.

(c)  No transactions with respect to the Shares were effected during the 60 days preceding May 30, 2003.

August 5, 2005

(a)  As of August 5, 2005, the Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 4,794,635 Shares, representing approximately 50.0% of the Issuer’s outstanding Shares (based upon the 9,082,527 Shares stated to be outstanding as of August 5, 2005 by the Issuer in the Issuer’s Form 10-Q/A filed for the quarterly period ended June 30, 2005).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of August 5, 2005:

•                  CFW Partners, Mr. Charles Willis, the Trust and FlightTechnics each had shared voting power over 4,752,355 Shares, including (i) 2,933,600 Shares held by CFW Partners, (ii) 508,978 Shares held by Mr. Charles Willis, including 502,278 options held by Mr. Charles Willis to purchase Shares, (iii) 9,777 Shares held by the Trust, and (iv) 1,300,000 Shares held by FlightTechnics.  In addition to such Shares, Mr. Charles Willis may also have been deemed to have had shared voting power over an additional 15,660 Shares, including (i) 7,625 Shares held by his wife, Nancy Willis, and (ii) 8,035 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  CFW Partners had shared dispositive power over 2,933,600 Shares.  Mr. Charles Willis had shared dispositive power over all such Shares.

•                  Mr. Charles Willis had sole dispositive power over 16,010 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis may have been deemed to have had shared dispositive power over an additional 15,660 Shares, including (i) 7,625 Shares held by his wife, Nancy Willis, and (ii) 8,035 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  The Trustee of the Trust had sole dispositive power over 9,777 Shares held by the Trust.

•                  Mr. Austin Willis had sole voting power and sole dispositive power over 10,610 Shares.

(c)  No transactions with respect to the Shares were effected during the 60 days preceding August 5, 2005.

November 30, 2005

(a)  As of November 30, 2005, the Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 3,499,079 Shares, representing approximately 36.2% of the Issuer’s outstanding Shares (based upon the 9,146,746 Shares stated to be outstanding as of November 23, 2005 by the Issuer in the Issuer’s Form 10-Q filed for the quarterly period ended September 30, 2005).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of November 30, 2005:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,933,600 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 2,376,216 of such Shares and shared dispositive power over all of such Shares.

•                  Mr. Charles Willis had sole voting power and sole dispositive power over 529,432 Shares, including (i) 16,010 Shares held in a custodial account in the name of Charles F. Willis, V, the minor son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian and (ii) 506,722 options to purchase Shares.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to (i) 7,625 Shares held by his wife, Nancy Willis and (ii) 8,035 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  The Trustee of the Trust had sole voting power and sole dispositive power over 9,777 Shares held by the Trust.

•                  Mr. Austin Willis had sole voting power and sole dispositive power over 10,610 Shares.

c)  The following table sets forth all transactions with respect to the Shares effected during the 60 days preceding November 30, 2005:

Reporting Person	Transaction Date	Number of Shares Acquired/Sold	Price Per Share	Where/How Effected
Charles F. Willis, IV	October 13, 2005	(12,308)	$0	Expired option to purchase Shares

April 3, 2007

(a)  The Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 3,516,350 Shares, representing approximately 40.6% of the Issuer’s outstanding Shares (based upon the 8,054,732 Shares stated to be outstanding as of March 30, 2007 by the Issuer in the Issuer’s Form 10-K filed for the year ended December 31, 2006).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of April 3, 2007:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,619,206 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 2,121,557 of such Shares and shared dispositive power over the 2,619,206 Shares held by CFW Partners.  Mr. Austin Willis had shared voting power over 497,649 of such Shares.

•                  Mr. Charles Willis had sole voting power and sole dispositive power over 815,181 Shares, including 596,722 options to purchase Shares and 18,461 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to 10,486 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  Mr. Austin Willis had sole voting power and sole dispositive power over 71,477 Shares.

(c)  The following table sets forth all transactions with respect to the Shares effected during the 60 days preceding April 3, 2007:

Reporting Person	Transaction Date	Number of Shares Acquired/Disposed	Price Per Share	Where/How Effected
CFW Partners	March 22, 2007	(5,800)	$10.2677	Sale pursuant to 10b5-1 transaction
CFW Partners	March 21, 2007	(1,500)	$10.326	Sale pursuant to 10b5-1 transaction
CFW Partners	March 20, 2007	(1,200)	$10.2259	Sale pursuant to 10b5-1 transaction
CFW Partners	March 19, 2007	(1,000)	$10.1785	Sale pursuant to 10b5-1 transaction
CFW Partners	March 16, 2007	(500)	$10.252	Sale pursuant to 10b5-1 transaction
CFW Partners	March 15, 2007	(2,000)	$10.2115	Sale pursuant to 10b5-1 transaction
CFW Partners	February 26, 2007	(3,380)	$10.2295	Sale pursuant to 10b5-1 transaction
CFW Partners	February 23, 2007	(2,300)	$10.4187	Sale pursuant to 10b5-1 transaction
CFW Partners	February 22, 2007	(1,117)	$10.5208	Sale pursuant to 10b5-1 transaction
CFW Partners	February 21, 2007	(603)	$10.5083	Sale pursuant to 10b5-1 transaction

CFW Partners	February 20, 2007	(1,000)	$10.505	Sale pursuant to 10b5-1 transaction
CFW Partners	February 16, 2007	(1,000)	$10.5105	Sale pursuant to 10b5-1 transaction
CFW Partners	February 15, 2007	(2,600)	$10.505	Sale pursuant to 10b5-1 transaction

August 20, 2007

(a)  The Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 3,471,100 Shares, representing approximately 39.6% of the Issuer’s outstanding Shares (based upon the 8,171,772 Shares stated to be outstanding as of August 9, 2007 by the Issuer in the Issuer’s Form 10-Q filed for the quarterly period ended June 30, 2007).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of August 20, 2007:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,559,206 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 2,072,957 of such Shares and shared dispositive power over the 2,559,206 Shares held by CFW Partners.  Mr. Austin Willis had shared voting power over 486,249 of such Shares.

•                  Mr. Charles Willis had sole voting power and sole dispositive power over 829,931 Shares, including 587,086 options to purchase Shares and 18,461 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to 10,486 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  Mr. Austin Willis had sole voting power and sole dispositive power over 71,477 Shares.

(c)  The following table sets forth all transactions with respect to the Shares effected during the 60 days preceding August 20, 2007:

Reporting Person	Transaction Date	Number of Shares Sold	Price Per Share	Where/How Effected
CFW Partners	August 17, 2007	(2,900)	$12.7159	Sale pursuant to 10b5-1 transaction
CFW Partners	August 16, 2007	(1,901)	$12.83	Sale pursuant to 10b5-1 transaction
CFW Partners	August 15, 2007	(500)	$13.162	Sale pursuant to 10b5-1 transaction
Charles F. Willis, IV	August 5, 2007	14,750	N/A	Vested options to purchase Shares
CFW Partners	July 23, 2007	(666)	$13.1215	Sale pursuant to 10b5-1 transaction
CFW Partners	July 20, 2007	(2,670)	$13.1397	Sale pursuant to 10b5-1 transaction

CFW Partners	July 19, 2007	(1,304)	$12.7428	Sale pursuant to 10b5-1 transaction
CFW Partners	July 18, 2007	(845)	$12.7917	Sale pursuant to 10b5-1 transaction
CFW Partners	July 17, 2007	(3,015)	$13.1013	Sale pursuant to 10b5-1 transaction
CFW Partners	July 16, 2007	(3,500)	$13.1617	Sale pursuant to 10b5-1 transaction

March 24, 2008

(a)  The Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 3,556,452 Shares, representing approximately 38.6% of the Issuer’s outstanding Shares (based upon the 8,642,885 Shares stated to be outstanding as of March 24, 2008 by the Issuer in the Issuer’s Definitive Proxy Statement filed April 29, 2008).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of March 24, 2008:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,471,232 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 2,001,698 of such Shares and shared dispositive power over the 2,471,232 Shares held by CFW Partners.  Mr. Austin Willis had shared voting power and shared dispositive power over 469,534 of such Shares.

•                  Mr. Charles Willis had sole voting power over 1,000,356 Shares, including 565,040 options to purchase Shares and 19,534 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to 11,559 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  Mr. Austin Willis had sole voting power and sole dispositive power over 73,305 Shares.

(c)  The following table sets forth all transactions with respect to the Shares effected during the 60 days preceding March 24, 2008:

Reporting Person	Transaction Date	Number of Shares (Sold)/Acquired	Price Per Share	Where/How Effected
CFW Partners	March 20, 2008	(1,495)	$12.7053	Sale pursuant to 10b5-1 transaction
CFW Partners	March 19, 2008	(1,886)	$12.9292	Sale pursuant to 10b5-1 transaction
CFW Partners	March 18, 2008	(2,200)	$13.0312	Sale pursuant to 10b5-1 transaction
CFW Partners	March 3, 2008	22,046	$5.51	Stock option exercise
CFW Partners	February 27, 2008	(671)	$12.786	Sale pursuant to 10b5-1 transaction

CFW Partners	February 26, 2008	(2,155)	$12.8102	Sale pursuant to 10b5-1 transaction
CFW Partners	February 25, 2008	(2,000)	$12.7005	Sale pursuant to 10b5-1 transaction
CFW Partners	February 22, 2008	(2,000)	$12.691	Sale pursuant to 10b5-1 transaction
CFW Partners	February 21, 2008	(2,174)	$13.0999	Sale pursuant to 10b5-1 transaction
CFW Partners	February 20, 2008	(500)	$13.11	Sale pursuant to 10b5-1 transaction
CFW Partners	February 19, 2008	(2,500)	$12.9008	Sale pursuant to 10b5-1 transaction

November 11, 2008

(a)  The Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 3,521,272 Shares, representing approximately 37.6% of the Issuer’s outstanding Shares (based upon the 8,796,730 Shares stated to be outstanding as of November 11, 2008 by the Issuer in the Issuer’s Form 10-Q filed for the quarterly period ended September 30, 2008).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of November 11, 2008:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,425,870 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 1,964,955 of such Shares and shared dispositive power over the 2,425,870 Shares held by CFW Partners.  Mr. Austin Willis had shared voting power over 460,915 of such Shares.

•                  Mr. Charles Willis had sole voting power over 1,010,538 Shares, including 565,764 options to purchase Shares and 19,534 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis had sole dispositive power over 846,482 Shares.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to 11,559 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  Mr. Austin Willis had sole voting power and sole dispositive power over 73,305 Shares.

(c)  The following table sets forth all transactions with respect to the Shares effected during the 60 days preceding November 11, 2008:

Reporting Person	Transaction Date	Number of Shares Sold	Price Per Share	Where/How Effected
Charles F. Willis, IV	October 2, 2008	(8,208)	$11.17	(1)

(1)  Return to Issuer of previously restricted Shares to satisfy withholding tax liability.

August 10, 2009

(a)  The Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 3,565,450 Shares, representing approximately 36.6% of the Issuer’s outstanding Shares (based upon the 9,173,866 Shares stated to be outstanding as of August 10, 2009 by the Issuer in the Issuer’s Form 10-Q filed for the quarterly period ended June 30, 2009).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of August 10, 2009:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,420,635 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 1,960,714 of such Shares and shared dispositive power over the 2,420,635 Shares held by CFW Partners.  Mr. Austin Willis had shared voting power over 459,921 of such Shares.

•                  Mr. Charles Willis had sole voting power over 1,079,429 Shares, including 580,514 options to purchase Shares and 1,411 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis had sole dispositive power over 864,628 Shares.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to 1,411 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  Mr. Austin Willis had sole voting power and sole dispositive power over 63,975 Shares.

(c)  The following table sets forth all transactions with respect to the Shares effected during the 60 days preceding August 10, 2009:

Reporting Person	Transaction Date	Number of Shares (Sold)/Acquired	Price Per Share	Where/How Effected
Charles F. Willis, IV	July 17, 2009	(1,579)	$14.48	(1)

(1)  Return to Issuer of previously restricted Shares to satisfy withholding tax liability.

December 31, 2009

(a)  The Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 3,457,990 Shares, representing approximately 35.4% of the Issuer’s outstanding Shares (based upon the 9,175,221 Shares stated to be outstanding as of November 9, 2009 by the Issuer in the Issuer’s Form 10-Q filed for the quarterly period ended September 30, 2009).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of December 31, 2009:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,369,158 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 1,919,018 of such Shares and shared dispositive power over the 2,369,158 Shares held by CFW Partners.  Mr. Austin Willis had shared voting power over 450,140 of such Shares.

•                  Mr. Charles Willis had sole voting power over 1,020,908 Shares, including 580,514 options to purchase Shares and 2,350 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis had sole dispositive power over 849,858 Shares.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to 2,350 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  Mr. Austin Willis had sole voting power and sole dispositive power over 65,574 Shares.

(c)  The following table sets forth all transactions with respect to the Shares effected during the 60 days preceding December 31, 2009:

Reporting Person	Transaction Date	Number of Shares (Sold)/Acquired	Price Per Share	Where/How Effected
CFW Partners	December 30, 2009	(3,300)	$14.1158	Sold pursuant to 10b5-1 transaction, (5)
CFW Partners	December 29, 2009	(600)	$14.4134	Sold pursuant to 10b5-1 transaction, (6)
CFW Partners	December 28, 2009	(1,400)	$14.2566	Sold pursuant to 10b5-1 transaction, (7)
CFW Partners	December 24, 2009	(700)	$14.00	Sold pursuant to 10b5-1 transaction
CFW Partners	December 23, 2009	(571)	$14.00	Sold pursuant to 10b5-1 transaction
CFW Partners	December 21, 2009	(1,129)	$14.00	Sold pursuant to 10b5-1 transaction
Charles F. Willis, IV	December 18, 2009	939	$0	Gift
CFW Partners	December 18, 2009	(939)	$0	Gift
Charles F. Willis, IV	December 18, 2009	939	$0	Gift
CFW Partners	December 18, 2009	(939)	$0	Gift
CFW Partners	December 18, 2009	(1,599)	$0	Gift
Austin Chandler Willis	December 18, 2009	1,599	$0	Gift
Charles F. Willis, IV	December 17, 2009	(7,152)	$13.84	(4)
CFW Partners	December 17, 2009	(1,100)	$14.00	Sold pursuant to 10b5-1 transaction
CFW Partners	December 16, 2009	(3,525)	$14.1218	Sold pursuant to 10b5-1 transaction, (1)
CFW Partners	December 15, 2009	(2,000)	$14.2849	Sold pursuant to 10b5-1 transaction, (2)
CFW Partners	December 14, 2009	(2,900)	$14.2162	Sold pursuant to 10b5-1 transaction, (3)
CFW Partners	December 11, 2009	(600)	$14.00	Sold pursuant to 10b5-1 transaction
CFW Partners	December 1, 2009	(58)	$14.00	Sale on the open market
CFW Partners	November 30, 2009	(2,200)	$14.00	Sale on the open market
Charles F. Willis, IV	November 23, 2009	(8,527)	$13.25	Sale on the open market

Charles F. Willis, IV	November 20, 2009	(1,500)	$13.25	Sale on the open market
Charles F. Willis, IV	November 19, 2009	(164)	$13.25	Sale on the open market
Charles F. Willis, IV	November 18, 2009	(2,606)	$13.25	Sale on the open market
Charles F. Willis, IV	November 12, 2009	(215)	$13.27	Sale on the open market
Charles F. Willis, IV	November 11, 2009	300	$13.6	Sale on the open market
Charles F. Willis, IV	November 11, 2009	1,688	$13.27	Sale on the open market

(1)  This transaction was executed in multiple trades at prices ranging from $14.00 to $14.42 per share.  The price report above reflects the weighted average sale price.

(2) This transaction was executed in multiple trade prices ranging from $14.08 to $14.41.  The price report above reflects the weighted average sale price.

(3) This transaction was executed in multiple trades at prices ranging from $14.00 to $14.35.  The price report above reflects the weighted average sale price.

(4)  Return of previously restricted Shares to Issuer to satisfy withholding tax liability.

(5) This transaction was executed in multiple trades at prices ranging from $14.00 to $14.48.  The price report above reflects the weighted average sale price.

(6)  This transaction was executed in multiple trades at prices ranging from $14.19 to $14.52.  The price report above reflects the weighted average sale price.

(7)  This transaction was executed in multiple trades at prices ranging from $14.04 to $14.52.  The price report above reflects the weighted average sale price.

September 10, 2010

(a)  The Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 3,402,245 Shares, representing approximately 34.4% of the Issuer’s outstanding Shares (based upon the 9,369,638 Shares stated to be outstanding as of August 6, 2010 by the Issuer in the Issuer’s Form 10-Q filed for the quarterly period ended September 30, 2010).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of September 10, 2010:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,204,368 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 1,785,538 of such Shares and shared dispositive power over the 2,204,368 Shares held by CFW Partners.  Mr. Austin Willis had shared voting power over 418,830 of such Shares.

•                  Mr. Charles Willis had sole voting power over 1,103,436 Shares, including 513,572 options to purchase Shares and 2,350 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis had sole dispositive power over 895,780 Shares.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to 2,350 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  Mr. Austin Willis had sole voting power and sole dispositive power over 92,091 Shares.

(c)  The following table sets forth all transactions with respect to the Shares effected during the 60 days preceding September 10, 2010:

Reporting Person	Transaction Date	Number of Shares (Sold)/Acquired	Price Per Share	Where/How Effected
Charles F. Willis, IV	September 8, 2010	200	$5.50	(1)
Charles F. Willis, IV	September 8, 2010	(200)	$9.80	(2)
Charles F. Willis, IV	September 7, 2010	31,500	$5.50	(1)
Charles F. Willis, IV	September 7, 2010	(31,500)	$9.80	(2)
Charles F. Willis, IV	September 3, 2010	7,100	$5.50	(3)
Charles F. Willis, IV	September 3, 2010	(7,100)	$9.80	(2)
Charles F. Willis, IV	September 3, 2010	1,100	$13.84	(3)
Charles F. Willis, IV	September 3, 2010	(1,100)	$14.00	(2)
Charles F. Willis, IV	September 2, 2010	100	$5.50	(3)
Charles F. Willis, IV	September 2, 2010	(100)	$9.80	(2)
Charles F. Willis, IV	September 2, 2010	8,960	$5.50	(3)
Charles F. Willis, IV	September 2, 2010	(8,960)	$9.7593	(2), (4)
Charles F. Willis, IV	September 1, 2010	5,943	$5.50	(3)
Charles F. Willis, IV	September 1, 2010	(5,943)	$9.783	(2), (5)
Charles F. Willis, IV	August 31, 2010	180	$5.50	(3)
Charles F. Willis, IV	August 31, 2010	(180)	$9.95	(2)
Charles F. Willis, IV	August 31, 2010	100	$5.50	(3)
Charles F. Willis, IV	August 31, 2010	(100)	$9.96	(2)
Charles F. Willis, IV	August 31, 2010	4,817	$5.5	(3)
Charles F. Willis, IV	August 31, 2010	(4,817)	$10.00	(2)
CFW Partners	July 21, 2010	(116,790)	$0	(6)
Charles F. Willis	July 21, 2010	94,600	$0	(6)
Austin Chandler Willis	July 21, 2010	22,190	$0	(6)
Charles F. Willis	July 17, 2010	(1,620)	$9.28	(7)

(1)  Non-qualified stock option exercise.

(2)  Open market or private sale of non-derivative or derivative security.

(3)  Exercise or conversion of derivative security exempted pursuant to Rule 16b-3.

(4)  This transaction was executed in multiple trades at prices ranging from $9.75 to $9.80.  The price report above reflects the weighted average sale price.

(5)  This transaction was executed in multiple trades at prices ranging from $9.75 to $9.83.  The price report above reflects the weighted average sale price.

(6)  Pro rata distribution from CFW Partners.

(7)  Return to Issuer of previously restricted Shares to satisfy withholding tax liability.

February 14, 2011

(a)  The Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 3,224,298 Shares, representing approximately 33.3% of the Issuer’s outstanding Shares (based upon the 9,314,602 Shares stated to be outstanding as of November 4, 2010 by the Issuer in the Issuer’s Form 10-Q filed for the quarterly period ended September 30, 2010).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of February 14, 2011:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,200,665 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 1,782,539 of such Shares and shared dispositive power over the 2,200,665 Shares held by CFW Partners.  Mr. Austin Willis had shared voting power over 418,126 of such Shares.

•                  Mr. Charles Willis had sole voting power over 926,489 Shares, including 373,572 options to purchase Shares and 3,350 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis had sole dispositive power over 762,584 Shares.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to 3,350 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  Mr. Austin Willis had sole voting power and sole dispositive power over 93,794 Shares.

(c)  The following table sets forth all transactions with respect to the Shares effected during the 60 days preceding February 14, 2011:

Reporting Person	Transaction Date	Number of Shares (Sold)/Acquired	Price Per Share	Where/How Effected
Charles F. Willis, IV	January 17, 2011	(7,392)	$12.88	(1)
Charles F. Willis, IV	December 17, 2010	(7,152)	$13.00	(1)
Charles F. Willis, IV	December 20, 2010	3,000	$0	(2)
Charles F. Willis, IV	December 20, 2010	(1,000)	$0	(3)
Charles F. Willis, IV	December 20, 2010	(1,000)	$0	(4)
Charles F. Willis, IV	December 20, 2010	(1,000)	$0	Gift
CFW Partners	December 20, 2010	(3,703)	$0	(5)

(1)  Return of previously restricted Shares to Issuer to satisfy withholding tax liability.

(2)  Pro-rata distribution from CFW Partners of which Mr. Charles Willis is the general partner.

(3) Gift from Mr. Charles Willis to the Charles F. Willis, V Trust, of which Charles F. Willis, V, the son of Mr. Charles Willis, is the beneficiary.

(4)  Gift from Mr. Charles Willis to the account of Courtney Crossie, daughter of Mr. Charles Willis.  Mr. Charles Willis and Ms. Crossie hold the account as joint tenants with a right of survivorship.

(5)  Other acquisition or disposition.

March 14, 2011

(a)  The Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 3,261,771 Shares, representing approximately 34.3% of the Issuer’s outstanding Shares (based upon the 9,126,949 Shares stated to be outstanding as of March 14, 2011 by the Issuer in the Issuer’s 10-K filed for the year ended December 31, 2010).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of March 14, 2011:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,200,665 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 1,782,539 of such Shares and shared dispositive power over the 2,200,665 Shares held by CFW Partners.  Mr. Austin Willis had shared voting power over 418,126 of such Shares.

•                  Mr. Charles Willis had sole voting power over 963,962 Shares, including 373,572 options to purchase Shares and 3,350 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis had sole dispositive power over 800,057 Shares.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to 3,350 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  Mr. Austin Willis had sole voting power and sole dispositive power over 93,794 Shares.

(c)  The following transactions with respect to the Shares were effected during the 60 days preceding March 14, 2011:

Reporting Person	Transaction Date	Number of Shares (Sold)/Acquired	Price Per Share	Where/How Effected
Charles F. Willis, IV	February 14, 2011	140,000	$10.00	(1)
Charles F. Willis, IV	February 14, 2011	(117,508)	$13.40	(2)

(1)  Exercise of option.

(2)  Sale of Shares on the open market to satisfy option exercise and tax withholding obligations in connection with the exercise of the option.

March 21, 2011

(a)  The Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 3,261,771 Shares, representing approximately 35.5% of the Issuer’s outstanding Shares (based upon the 8,813,038 Shares stated to be outstanding as of March 21, 2011 by the Issuer in the Issuer’s Definitive Proxy Statement filed on April 30, 2011).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of March 21, 2011:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,200,665 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 1,782,539 of such Shares and shared dispositive power over the 2,200,665 Shares held by CFW Partners.  Mr. Austin Willis had shared voting power over 418,126 of such Shares.

•                  Mr. Charles Willis had sole voting power over 963,962 Shares, including 373,572 options to purchase Shares and 3,350 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis had sole dispositive power over 800,057 Shares.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to 3,350 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  Mr. Austin Willis had sole voting power and sole dispositive power over 93,794 Shares.

(c)  The following transactions with respect to the Shares were effected during the 60 days preceding March 21, 2011:

Reporting Person	Transaction Date	Number of Shares (Sold)/Acquired	Price Per Share	Where/How Effected
Charles F. Willis, IV	February 14, 2011	140,000	$10.00	(1)
Charles F. Willis, IV	February 14, 2011	(117,508)	$13.40	(2)

November 8, 2011

(a)  The Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 3,191,111 Shares, representing approximately 34.1% of the Issuer’s outstanding Shares (based upon the 9,135,173 Shares stated to be outstanding as of November 8, 2011 by the Issuer in the Issuer’s Form 10-Q filed for the quarterly period ended September 30, 2011).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of November 8, 2011:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,200,665 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 1,782,539 of such Shares and shared dispositive power over the 2,200,665 Shares held by CFW Partners.  Mr. Austin Willis had shared voting power over 418,126 of such Shares.

•                  Mr. Charles Willis had sole voting power over 894,382 Shares, including 223,572 options to purchase Shares and 3,350 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis had sole dispositive power over 701,889 Shares.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to 3,350 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  Mr. Austin Willis had sole voting power and sole dispositive power over 92,714 Shares.

(c)  The following table sets forth all transactions with respect to the Shares effected during the 60 days preceding November 8, 2011:

Reporting Person	Transaction Date	Number of Shares (Sold)/Acquired	Price Per Share	Where/How Effected
Charles F. Willis, IV	October 1, 2011	8,422	$11.29	(1)

(1)  Return to Issuer of previously restricted Shares to satisfy withholding tax liability.

May 4, 2012

(a)  The Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 3,079,886 Shares, representing approximately 32.9% of the Issuer’s outstanding Shares (based upon the 9,290,663 Shares stated to be outstanding as of May 4, 2012 by the Issuer in the Issuer’s Form 10-Q filed for the quarterly period ended March 31, 2012).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of May 4, 2012:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,196,447 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 1,779,122 of such Shares and shared dispositive power over the 2,196,447 Shares held by CFW Partners.  Mr. Austin Willis had shared voting power over 417,325 of such Shares.

•                  Mr. Charles Willis had sole voting power over 784,276 Shares, including 59,004 options to purchase Shares and 4,489 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis had sole dispositive power over 562,497 Shares.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to 4,489 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  Mr. Austin Willis had sole voting power and sole dispositive power over 94,654 Shares.

(c)  The following table sets forth all transactions with respect to the Shares effected during the 60 days preceding May 4, 2012:

Reporting Person	Transaction Date	Number of Shares (Sold)/Acquired	Price Per Share	Where/How Effected
Charles F. Willis, IV	May 3, 2012	(163)	$12.987	(8)
Charles F. Willis, IV	May 3, 2012	4,688	$5.01	(1), (6)
Charles F. Willis, IV	May 3, 2012	(4,688)	$12.987	(1), (7)
Charles F. Willis, IV	May 2, 2012	1,233	$5.01	(1), (6)
Charles F. Willis, IV	May 2, 2012	(1,233)	$12.9693	(1), (7)
Charles F. Willis, IV	May 1, 2012	3,447	$5.01	(1), (6)
Charles F. Willis, IV	May 1, 2012	(3,447)	$13.0147	(1), (7)
Charles F. Willis, IV	April 30, 2012	3,539	$5.01	(1), (6)
Charles F. Willis, IV	April 30, 2012	(3,539)	$12.9565	(1), (7)
Charles F. Willis, IV	April 27, 2012	1,746	$5.01	(1), (6)
Charles F. Willis, IV	April 27, 2012	(1,746)	$13.0081	(1),(7), (9)
Charles F. Willis, IV	April 26, 2012	3,169	$5.01	(1), (6)
Charles F. Willis, IV	April 26, 2012	(3,169)	$13.074	(1),(7), (10)
Charles F. Willis, IV	April 25, 2012	8,074	$5.01	(1), (6)
Charles F. Willis, IV	April 25, 2012	(8,074)	$13.0409	(1), (7), (11)
Charles F. Willis, IV	April 24, 2012	6,496	$5.01	(1), (6)
Charles F. Willis, IV	April 24, 2012	(6,496)	$12.9799	(1), (7), (12)
Charles F. Willis, IV	April 23, 2012	5,958	$5.01	(1), (6)
Charles F. Willis, IV	April 23, 2012	(5,958)	$12.8949	(1), (7), (16)

Charles F. Willis, IV	April 20, 2012	3,449	$5.01	(1), (6)
Charles F. Willis, IV	April 20, 2012	(3,449)	$12.8855	(1), (7), (17)
Charles F. Willis, IV	April 19, 2012	13,038	$5.01	(1), (6)
Charles F. Willis, IV	April 19, 2012	(13,038)	$12.9292	(1), (7), (18)
Charles F. Willis, IV	April 18, 2012	7,745	$5.01	(1), (6)
Charles F. Willis, IV	April 18, 2012	(7,745)	$12.8266	(1),(7), (13)
Charles F. Willis, IV	April 17, 2012	2,584	$5.01	(1), (6)
Charles F. Willis, IV	April 17. 2012	(2,584)	$12.7768	(1), (7), (14)
Charles F. Willis, IV	April 16, 2012	3,322	$5.01	(1), (6)
Charles F. Willis, IV	April 16, 2012	(3,322)	$12.799	(1), (7), (15)
Charles F. Willis, IV	April 13, 2012	2,000	$5.01	(6)
Charles F. Willis, IV	April 13, 2012	(2,000)	$12.756	(7)
Charles F. Willis, IV	April 12, 2012	1,140	$5.01	(6)
Charles F. Willis, IV	April 12, 2012	(1,140)	$12.7914	(7)
Charles F. Willis, IV	April 11, 2012	4,633	$5.01	(6)
Charles F. Willis, IV	April 11, 2012	(4,633)	$12.80	(7)
Charles F. Willis, IV	April 10, 2012	279	$5.01	(6)
Charles F. Willis, IV	April 10, 2012	(279)	$12.75	(7)
Charles F. Willis, IV	April 9, 2012	3,500	$5.01	(1), (6)
Charles F. Willis, IV	April 9, 2012	(3,500)	$12.8591	(1), (7), (19)
Charles F. Willis, IV	April 5, 2012	4,600	$5.01	(1), (6)
Charles F. Willis, IV	April 5, 2012	(4,600)	$12.9978	(1), (7), (20)
Charles F. Willis, IV	April 4, 2012	5,400	$5.01	(1), (6)
Charles F. Willis, IV	April 4, 2012	(5,400)	$13.0063	(1), (7), (21)
Charles F. Willis, IV	April 3, 2012	1,927	$5.01	(1), (6)
Charles F. Willis, IV	April 3, 2012	(1,927)	$13.1639	(1), (7), (22)
Charles F. Willis, IV	April 2, 2012	3,950	$5.01	(6), (8)
Charles F. Willis, IV	April 2, 2012	(3,950)	$13.0884	(7), (8), (24)
Charles F. Willis, IV	April 1, 2012	(1,955)	$13.01	(23)
Charles F. Willis, IV	March 30, 2012	10,107	$5.01	(8), (6)

Charles F. Willis, IV	March 30, 2012	(10,107)	$12.9768	(8), (7), (25)
Charles F. Willis, IV	March 29, 2012	13,700	$5.01	(8), (6)
Charles F. Willis, IV	March 29, 2012	(13,700)	$12.9214	(8), (7), (26)
Charles F. Willis, IV	March 28, 2012	2,707	$5.01	(8), (6)
Charles F. Willis, IV	March 28, 2012	(2,707)	$12.8962	(7), (8), (27)
Charles F. Willis, IV	March 27, 2012	4,500	$5.01	(6), (8)
Charles F. Willis, IV	March 27, 2012	(4,500)	$12.9141	(7), (8), (28)
Charles F. Willis, IV	March 26, 2012	1,043	$5.01	(6), (8)
Charles F. Willis, IV	March 26, 2012	(1,043)	$13.0278	(7), (8), (29)

(1)  Shares sold pursuant to a 10b5-1 transaction.

(5)  This transaction was executed in multiple trades at prices ranging from $12.90 to $13.04 per Share.  The price reported reflects the weighted average sale price.

(6)  Stock option exercise.

(7)  Sale on the open market.

(8)  Shares sold pursuant to 10b5-1 transaction.

(9)  This transaction was executed in multiple trades at prices ranging from $12.90 to $13.07 per Share.  The price reported reflects the weighted average sale price.

(10)  This transaction was executed in multiple trades at prices ranging from $13.00 to $13.11 per Share.  The price reported reflects the weighted average sale price.

(11)  This transaction was executed in multiple trades at prices ranging from $13.00 to $13.09 per Share.  The price reported reflects the weighted average sale price.

(12)  This transaction was executed in multiple trades at prices ranging from $12.945 to $13.01 per Share.  The price reported reflects the weighted average sale price.

(13)  This transaction was executed in multiple trades at prices ranging from $12.75 to $12.93 per Share.  The price reported reflects the weighted average sale price.

(14)  This transaction was executed in multiple trades at prices ranging from $12.75 to $12.80 per Share.  The price reported reflects the weighted average sale price.

(15)  This transaction was executed in multiple trades at prices ranging from $12.77 to $12.84 per Share.  The price reported reflects the weighted average sale price.

(16)  This transaction was executed in multiple trades at prices ranging from $12.85 to $12.99 per Share.  The price reported reflects the weighted average sale price.

(17)  This transaction was executed in multiple trades at prices ranging from $12.83 to $12.91 per Share.  The price reported reflects the weighted average sale price.

(18)  This transaction was executed in multiple trades at prices ranging from $12.85 to $12.99 per Share.  The price reported reflects the weighted average sale price.

(19)  This transaction was executed in multiple trades at prices ranging from $12.75 to $13.00 per Share.  The price reported reflects the weighted average sale price.

(20)  This transaction was executed in multiple trades at prices ranging from $12.75 to $13.05 per Share.  The price reported reflects the weighted average sale price.

(21)  This transaction was executed in multiple trades at prices ranging from $12.76 to $13.15 per Share.  The price reported reflects the weighted average sale price.

(22)  This transaction was executed in multiple trades at prices ranging from $13.14 to $13.19 per Share.  The price reported reflects the weighted average sale price.

(23)  Return of previously restricted Shares to Issuer to satisfy withholding tax liability.

(24)  This transaction was executed in multiple trades at prices ranging from $13.01 to $13.15 per Share.  The price reported reflects the weighted average sale price.

(25)  This transaction was executed in multiple trades at prices ranging from $12.77 to $12.84 per Share.  The price reported reflects the weighted average sale price.

(26)  This transaction was executed in multiple trades at prices ranging from $12.80 to $13.01 per Share.  The price reported reflects the weighted average sale price.

(27)  This transaction was executed in multiple trades at prices ranging from $12.75 to $12.99 per Share.  The price reported reflects the weighted average sale price.

(28)  This transaction was executed in multiple trades at prices ranging from $12.84 to $12.94 per Share.  The price reported reflects the weighted average sale price.

(29)  This transaction was executed in multiple trades at prices ranging from $12.82 to $12.97 per Share.  The price reported reflects the weighted average sale price.

(30)  This transaction was executed in multiple trades at prices ranging from $12.77 to $13.25 per Share.  The price reported reflects the weighted average sale price.

(31)  This transaction was executed in multiple trades at prices ranging from $12.75 to $12.86.  The price report above reflects the weighted average sale price.

(32)  This transaction was executed in multiple trades at prices ranging from $12.81 to $12.90.  The price report above reflects the weighted average sale price.

September 21, 2012

(a)  The Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 3,000,173 Shares, representing approximately 31.9% of the Issuer’s outstanding Shares (based upon the 9,354,260 Shares stated to be outstanding as of August 3, 2012 by the Issuer in the Issuer’s Form 10-Q filed for the quarterly period ended June 30, 2012).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of September 21, 2012:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,192,651 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 2,192,651 of such Shares and shared dispositive power over the 2,192,651 Shares held by CFW Partners.  Mr. Austin Willis had shared voting power over 416,604 of such Shares.

•                  Mr. Charles Willis had sole voting power over 700,000 Shares, including 59,004 options to purchase Shares and 5,514 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis had sole dispositive power over 501,387 Shares.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to 102,008 Shares held by Mr. Austin Willis and 5,514 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  Mr. Austin Willis had shared voting power and shared dispositive power over 102,008 Shares (pursuant to the Military Durable Power of Attorney dated August 24, 2012 and further discussed in Item 6 of this statement, Mr. Charles Willis has shared voting power and shared dispositive power with regard to the Shares held by Mr. Austin Willis and the 19% limited partnership interest in CFW Partners held by Mr. Austin Willis).

•                  (c)  The following table sets forth all transactions with respect to the Shares effected during the 60 days preceding September 21, 2012:

Reporting Person	Transaction Date	Number of Shares (Sold)/Acquired	Price Per Share	Where/How Effected
Charles F. Willis, IV	September 20, 2012	(5,148)	$12.4182	(1), (2)
Charles F. Willis, IV	September 19, 2012	(2,418)	$12.4467	(1), (3)
Charles F. Willis, IV	September 18, 2012	(2,852)	$12.4323	(1), (4)
Charles F. Willis, IV	September 17, 2012	(2,627)	$12.4332	(1), (5)
Charles F. Willis, IV	August 11, 2012	(6,877)	$11.0297	(6)

(1) Shares acquired and sold pursuant to 10b5-1 transaction.

(2) This transaction was executed in multiple trades at prices ranging from $12.35 to $12.50.  The price report above reflects the weighted average sale price.

(3) This transaction was executed in multiple trades at prices ranging from $12.40 to $12.64.  The price report above reflects the weighted average sale price.

(4) This transaction was executed in multiple trades at prices ranging from $12.35 to $12.51.  The price report above reflects the weighted average sale price.

(5) This transaction was executed in multiple trades at prices ranging from $12.39 to $12.50.  The price report above reflects the weighted average sale price.

(6) Return of previously restricted Shares to Issuer to satisfy withholding tax liability.

November 7, 2012

(a)  The Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 2,995,618 Shares, representing approximately 33.6% of the Issuer’s outstanding Shares (based upon the 8,863,904 Shares stated to be outstanding as of November 7, 2012 by the Issuer in the Issuer’s Form 10-Q filed for the quarterly period ended September 30, 2012).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of November 7, 2012:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,192,651 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 2,192,651 of such Shares and shared dispositive power over the 2,192,651 Shares held by CFW Partners.  Mr. Austin Willis had shared voting power over 416,604 of such Shares.

•                  Mr. Charles Willis had sole voting power over 695,445 Shares, including 59,004 options to purchase Shares and 5,514 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis had sole dispositive power over 521,207 Shares.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to 102,008 Shares held by Mr. Austin Willis and 5,514 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  Mr. Austin Willis had shared voting power and shared dispositive power over 102,008 Shares (pursuant to the Military Durable Power of Attorney dated August 24, 2012 and further discussed in Item 6 of this statement, Mr. Charles Willis has shared voting power and shared dispositive power with regard to the Shares held by Mr. Austin Willis and the 19% limited partnership interest in CFW Partners held by Mr. Austin Willis).

(c)  The following table sets forth all transactions with respect to the Shares effected during the 60 days preceding

November 7, 2012:

Reporting Person	Transaction Date	Number of Shares (Sold)/Acquired	Price Per Share	Where/How Effected
Charles F. Willis, IV	September 25, 2012	(915)	$12.3795	(1), (6)
Charles F. Willis, IV	September 24, 2012	(3,640)	$12.4274	(1), (7)
Charles F. Willis, IV	September 21, 2012	(7,400)	$12.427	(1), (8)
Charles F. Willis, IV	September 20, 2012	(5,148)	$12.4182	(1), (2)
Charles F. Willis, IV	September 19, 2012	(2,418)	$12.4467	(1), (3)
Charles F. Willis, IV	September 18, 2012	(2,852)	$12.4323	(1), (4)
Charles F. Willis, IV	September 17, 2012	(2,627)	$12.4332	(1), (5)

(1) Shares acquired and sold pursuant to 10b5-1 transaction.

(2) This transaction was executed in multiple trades at prices ranging from $12.35 to $12.50.  The price report above reflects the weighted average sale price.

(3) This transaction was executed in multiple trades at prices ranging from $12.40 to $12.64.  The price report above reflects the weighted average sale price.

(4) This transaction was executed in multiple trades at prices ranging from $12.35 to $12.51.  The price report above reflects the weighted average sale price.

(5) This transaction was executed in multiple trades at prices ranging from $12.39 to $12.50.  The price report above reflects the weighted average sale price.

(6) This transaction was executed in multiple trades at prices ranging from $12.35 to $12.48.  The price report above reflects the weighted average sale price.

(7) This transaction was executed in multiple trades at prices ranging from $12.35 to $12.48.  The price report above reflects the weighted average sale price.

(8) This transaction was executed in multiple trades at prices ranging from $12.35 to $12.49.  The price report above reflects the weighted average sale price.

December 18, 2012

(a)  The Reporting Persons may have been deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 2,844,466 Shares, representing approximately 31.9% of the Issuer’s outstanding Shares (based upon the 8,863,904 Shares stated to be outstanding as of November 7, 2012 by the Issuer in the Issuer’s Form 10-Q filed for the quarterly period ended September 30, 2012).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of December 18, 2012:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,138,651 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 2,138,651 of such Shares and shared dispositive power over the 2,138,651 Shares held by CFW Partners.  Mr. Austin Willis had shared voting power over 406,344 of such Shares.

•                  Mr. Charles Willis had sole voting power over 598,293 Shares, including 59,004 options to purchase Shares and 5,514 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis had sole dispositive power over 381,555 Shares.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to 102,008 Shares held by Mr. Austin Willis 5,514 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  Mr. Austin Willis also had shared voting power and shared dispositive power over 102,008 Shares (pursuant to the Military Durable Power of Attorney dated August 24, 2012 and further discussed in Item 6 of this statement, Mr. Charles Willis has shared voting power and shared dispositive power with regard to the Shares held by Mr. Austin Willis and the 19% limited partnership interest in CFW Partners held by Mr. Austin Willis).

(c)  The following table sets forth all transactions with respect to the Shares effected during the 60 days preceding December 18, 2012:

Reporting Person	Transaction Date	Number of Shares (Sold)/Acquired	Price Per Share	Where/How Effected
Charles F. Willis, IV	December 17, 2012	(7,152)	$14.14	(1)
Charles F. Willis, IV	December 14, 2012	(1,400)	$14.06	(2), (3)
Charles F. Willis, IV	December 6, 2012	(54,000)	$14.06	(2), (3)
Charles F. Willis, IV	November 28, 2012	60,000	$0	(4)

(1)  Restricted stock bonus grant vesting over four years.

(2)  Return to Issuer of previously restricted Shares to satisfy withholding tax liability.

(3)  Shares repurchased by Issuer pursuant to Issuer’s stock repurchase program.

(4)  Restricted stock bonus grant vesting over four years.

April 1, 2013

(a)  The Reporting Persons may be deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 2,899,504 Shares, representing approximately 33.2% of the Issuer’s outstanding Shares (based upon the 8,685,280 Shares stated to be outstanding as of April 1, 2013 by the Issuer in the Issuer’s Definitive Proxy Statement filed on April 26, 2013).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of April 1, 2013:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,138,651 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 2,138,651 of such Shares and shared dispositive power over the 2,138,651 Shares held by CFW Partners.  Mr. Austin Willis had shared voting power over 406,344 of such Shares.

•                  Mr. Charles Willis had sole voting power over 653,331 Shares, including 59,004 options to purchase Shares and 5,514 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis had sole dispositive power over 457,921 Shares.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to 102,008 Shares held by Mr. Austin Willis and 5,514 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  Mr. Austin Willis also had shared voting power and shared dispositive power over 102,008 Shares (pursuant to the Military Durable Power of Attorney dated August 24, 2012 and further discussed in Item 6 of this statement, Mr. Charles Willis has shared voting power and shared dispositive power with regard to the Shares held by Mr. Austin Willis and the 19% limited partnership interest in CFW Partners held by Mr. Austin Willis).

(c)  The following table sets forth all transactions with respect to the Shares effected during the 60 days preceding April 1, 2013:

Reporting Person	Transaction Date	Number of Shares (Sold)/Acquired	Price Per Share	Where/How Effected
Charles F. Willis, IV	February 3, 2013	(6,706)	$14.80	(1)

(1)  Return to Issuer of previously restricted Shares to satisfy withholding tax liability.

August 11, 2013

(a)  The Reporting Persons may be deemed to beneficially own (as that term is used in Rule 13d-3), in the aggregate, 2,897,810 Shares, representing approximately 32.5% of the Issuer’s outstanding Shares (based upon the 8,860,643 Shares stated to be outstanding as of August 1, 2013 by the Issuer in the Issuer’s Form 10-Q filed for the quarterly period ending June 30, 2013).  Pursuant to Section 13d-4 of the Securities Act of 1933, as amended, each of the Reporting Persons disclaims beneficial ownership of all Shares held by each of the other Reporting Persons.

(b)  For purposes of this statement, as of August 11, 2013:

•                  CFW Partners had shared voting power and shared dispositive power over the 2,138,651 Shares held by CFW Partners.  Mr. Charles Willis had shared voting power over 2,138,651 of such Shares and shared dispositive power over the 2,138,651 Shares held by CFW Partners.  Mr. Austin Willis had shared voting power over 406,344 of such Shares.

•                  Mr. Charles Willis had sole voting power over 646,285 Shares, including 59,004 options to purchase Shares and 5,514 Shares held in a custodial account in the name of Charles F. Willis, V, the son of Mr. Charles Willis, of which Mr. Charles Willis serves as the custodian.  Mr. Charles Willis had sole dispositive power over 404,625 Shares.  Mr. Charles Willis may also have been deemed to have had shared voting power and dispositive power with respect to 107,360 Shares held by Mr. Austin Willis and 5,514 Shares held in an account by Mr. Charles Willis and Courtney Crossie, as joint tenants with right of survivorship.

•                  Mr. Austin Willis also had shared voting power and shared dispositive power over 107,360 Shares (pursuant to the Military Durable Power of Attorney dated August 24, 2012 and further discussed in Item 6 of this statement, Mr. Charles Willis has shared voting power and shared dispositive power with regard to the Shares held by Mr. Austin Willis and the 19% limited partnership interest in CFW Partners held by Mr. Austin Willis).

(c)  No transactions with respect to the Shares were effected during the 60 days preceding August 11, 2013.

The Reporting Persons may, from time to time and at any time: (i) acquire additional Shares and/or other equity, debt, notes, instruments or other securities (collectively, “Securities”) of the Issuer (or its affiliates) in the open market or otherwise, (ii) dispose of any or all of their Securities in the open market or otherwise, or (iii) engage in any hedging or similar transactions with respect to the Securities.

Item 6.                         Contracts, Arrangements, Understandings, or Relationships with Respect to Securities of the Issuer

Item 6 is hereby amended to add the following:

May 30, 2003

As described in Item 4 of the Initial 13D (i) each of the Issuer, CFW Partners, Mr. Charles Willis, the Trust, and FlightTechnics were party to that certain Stockholders’ Agreement dated as of November 7, 2000 and effective as of November 30, 2000, and (ii) the each of the Issuer, FlightTechnics, Flightlease AG, a company organized under the laws of Switzerland, SR Technics Group, a company organized under the laws of Switzerland, and SR Technics Group America, Inc., a Delaware corporation, were parties to that certain Investment Agreement dated as of November 7, 2000 (the “Investment Agreement”).

Except as otherwise noted in this statement, the relevant provisions for this statement of the Stockholders’ Agreement and the Investment Agreement terminated November 30, 2005.

September 21, 2012

Pursuant to a Military Durable Power of Attorney dated August 24, 2012 and attached as Exhibit 4 to this statement, Mr. Austin Willis appointed Mr. Charles Willis attorney-in-fact with respect to the Shares held by Mr. Austin Willis and the 19% limited partnership interest in CFW Partners held by Mr. Austin Willis.

Item 7.                         Materials to be Filed as Exhibits

1.                          Joint Filing Agreement

2.                          Exhibit 10.8 to the 8-K filed by the Issuer with the Securities and Exchange Commission on November 13, 2000 is incorporated herein by reference.

3.                          Exhibit 10.1 to the 8-K filed by the Issuer with the Securities and Exchange Commission on November 13, 2000 is herein incorporated by reference.

4.                          Military Durable Power of Attorney.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

CFW PARTNERS, L.P.

Date: August 22, 2013	By:	/s/ Charles F. Willis, IV
Charles F. Willis, IV,
its General Partner

Date: August 22, 2013	By:	/s/ Charles F. Willis, IV
Charles F. Willis, IV

Date: August 25, 2013	By:	/s/ Austin Chandler Willis
Austin Chandler Willis

THE AUSTIN CHANDLER WILLIS 1995
IRREVOCABLE TRUST

Date: August 23, 2013	By:	/s/ Elizabeth Leatherman
Elizabeth Leatherman, Trustee

EXHIBIT 1

JOINT FILING AGREEMENT

Agreement among CFW Partners, L.P., a Delaware limited partnership, Charles F. Willis, IV, Austin Chandler Willis, and The Austin Chandler Willis 1995 Irrevocable Trust, whereby, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, each of the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D with respect to the equity securities of Willis Lease Finance Corporation and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In evidence thereof the undersigned, being duly authorized, hereby execute this Joint Filing Agreement in counterpart as of the date set forth below.

CFW PARTNERS, L.P.

Date: August 22, 2013	By:	/s/ Charles F. Willis, IV
Charles F. Willis, IV,
its General Partner

Date: August 22, 2013	By:	/s/ Charles F. Willis, IV
Charles F. Willis, IV

Date: August 25, 2013	By:	/s/ Austin Chandler Willis
Austin Chandler Willis

THE AUSTIN CHANDLER WILLIS 1995
IRREVOCABLE TRUST

Date: August 23, 2013	By:	/s/ Elizabeth Leatherman
Elizabeth Leatherman, Trustee

EXHIBIT 4

DURABLE POWER OF ATTORNEY (MILITARY)

THIS IS A MILITARY POWER OF ATTORNEY PREPARED AND EXECUTED PURSUANT TO TITLE 10, UNITED STATES CODE, SECTION 1044b FOR AND BY A PERSON AUTHORIZED TO RECEIVE LEGAL ASSISTANCE FROM THE MILITARY SERVICES. FEDERAL LAW EXEMPTS A MILITARY POWER OF ATTORNEY FROM ANY REQUIREMENT OF FORM, SUBSTANCE, FORMALITY OR RECORDING PRESCRIBED FOR POWERS OF ATTORNEY BY THE LAWS OF ANY STATE, COMMONWEALTH, TERRITORY, DISTRICT, OR POSSESSION OF THE UNITED STATES. FEDERAL LAW SPECIFIES THAT A MILITARY POWER OF ATTORNEY BE GIVEN THE SAME LEGAL EFFECT AS A POWER OF ATTORNEY PREPARED AND EXECUTED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION WHERE IT IS PRESENTED.

I, AUSTIN WILLIS, a Grade E4 in the Florida Army National Guard, hereby appoint and empower my father, CHARLES FOUNTAIN WILLIS III, as of this August 24, 2012, as my true and lawful attorney-in-fact (“my Agent”), to act for me and in my name and on my behalf to exercise the powers listed in this Durable Power of Attorney. Except as otherwise provided in the Florida Power of Attorney Act (Fla. Stat. Ch. 709) and Title 10 USC Section 1044b, my Agent may exercise these powers independently and without the approval of any court. My Agent, however, shall exercise all powers in a fiduciary capacity in good faith, as a prudent person would using reasonable care, skill, and caution.

I am currently a legal resident of Florida, residing at 130 Sunrise Avenue, Apt. 415W, Palm Beach, Florida 33480.

Third Parties. Any third party to whom this Durable Power of Attorney is presented may rely upon an affidavit by my Agent stating, to the best of my Agent’s knowledge and belief, that this power has not been revoked, that I am then living, and that no proceedings have been initiated to determine my incapacity. No third party relying on this power and that affidavit will be liable for any losses, damages, or claims caused by compliance with the action requested by my Agent, unless that third party has actual knowledge of my death or the revocation of this power.

A THIRD PARTY WHO IMPROPERLY REFUSES TO ACCEPT THIS POWER OF ATTORNEY WILL BE LIABLE FOR DAMAGES, INCLUDING REASONABLE ATTORNEY’S FEES AND COSTS, INCURRED IN ANY ACTION OR PROCEEDING THAT CONFIRMS THE VALIDITY OF THIS POWER OF ATTORNEY.

Durable Power. This Durable Power of Attorney will not be affected by my subsequent incapacity except as provided in Chapter 709 of the Florida Statutes. It is my specific intent that the power conferred on my Agent will be exercisable only upon my deployment under military orders, and will remain effective thereafter, notwithstanding my subsequent disability or incapacity, except as otherwise specifically provided by statute.

I further provide that if my status is listed as “missing,” “missing in action,” or “prisoner of war,” as those phrases are used in military parlance, such a designation will not bar my Agent from fully and completely exercising the powers granted under this Durable Power of Attorney, and that such a status report or listing will not constitute notice of my death, nor will it operate to revoke this instrument.

My Agent will have the following powers and duties:

GENERAL AUTHORITY

1.                                      To manage all assets and properties belonging to me or in which I have any interest, and to expend whatever funds my Agent deems proper for the preservation, maintenance, or improvement of those assets or properties.

2.                                      To exercise all powers even though my Agent may also be acting individually or on behalf of any other person or entity interested in the same matters (as more fully set forth in the Additional Provisions section).

3.                                      To seek on my behalf the assistance of a court or other governmental agency to carry out an act authorized in this power of attorney and to enforce the exercise of these powers granted to my Agent.

4.                                      To execute, acknowledge, seal, deliver, file, or record any instrument or communication the Agent considers desirable to accomplish a purpose of a transaction, including creating at any time a schedule listing some or all of my property and attaching it to the power of attorney;

5.                                      To exercise any authority reasonably necessary to give effect to an express grant of specific authority in this power of attorney.

6.                                      To the extent not limited under the law of the jurisdiction in which this power of attorney is presented, to take all other actions as may be necessary or appropriate for my personal well-being and the management of my affairs, as fully and as effectively as if made or done by me personally.

REAL PROPERTY

To manage and conserve any real property, or any interest or incidents in real property, on my behalf as stated below. Such property and incidents in property include any interest in homestead property, mineral rights, and cooperative apartments. I give my Agent the following powers:

7.                                      To receive, buy, sell, exchange, lease, encumber, and convey such property; to impose restrictions and covenants; to grant options, releases, and easements, including for public use; to adjust boundaries; and to partition or consent to partitioning, subdivide, apply for zoning or other governmental permits, plat or consent to platting, and engage in development activities for such property.

8.                                      To pay or contest any taxes due on such property, and to receive refunds.

9.                                      To engage in any form of litigation regarding the possession, ownership or liability involving such property, including foreclosure on a mortgage, or enforcement of a contract for sale (including specific performance).

10.                               To create or receive a security interest in such property, and to satisfy a mortgage.

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11.                               To lease or sublease such property; any such lease will be valid and binding for its full term even if it extends beyond the duration of this power of attorney.

12.                               To insure the property against liability or casualty or other loss, and to maintain, repair or alter such property, including removing or erecting structures on the property.

13.                               If not prohibited in this Durable Power of Attorney, to change the form of title of such property, including contribution into a business entity in exchange for an interest in that entity.

14.                               To join with other persons with whom I own property as joint tenants with right of survivorship or as tenants by the entireties in any transaction regarding that property.

15.                               With respect to income-producing real property, my Agent will have the powers:

a.                                      To retain and operate the property for as long as advisable;

b.                                      To control, direct, and manage the property, determining the manner and extent of my Agent’s active participation in these operations, and to hire one or more supervisors for the property;

c.                                       To hire and discharge employees, fix their compensation, and define their duties;

d.                                      To invest funds in other land holdings and to use those funds for all improvements, operations, or similar purposes;

e.                                       To retain any of the net earnings for working capital and other purposes as advisable in conformity with sound and efficient management; and

f.                                        To purchase and sell machinery, equipment, and supplies of all kinds as needed for the operation and maintenance of the property.

TANGIBLE PERSONAL PROPERTY

To manage and conserve any tangible personal property, or any interest in tangible personal property, including exempt property, on my behalf, as follows:

16.                               To receive, buy, sell, exchange, or otherwise dispose of such property, even if without consideration.

17.                               To pay or contest any taxes due on such property, and to receive refunds.

18.                               To engage in any form of litigation regarding the possession, ownership or liability involving such property.

19.                               To create or receive a security interest in or grant options regarding such property.

20.                               To lease or sublease such property; any such lease will be valid and binding for its full term even if it extends beyond the duration of this power of attorney.

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21.                               To insure, store, move, maintain, repair or alter such property.

22.                               If not prohibited in this instrument, to change the form of title of such property, including contribution into a business entity in exchange for an interest in that entity.

23.                               To operate, insure, license and register with any state or government agency, any and all vehicles of which I am the registered or legal owner.

24.                               To surrender possession of such property to me or to members of my family without liability for wear, tear, and obsolescence of the property.

INVESTMENTS

25.                               To invest in assets, securities, or interests in securities of any nature, whether domestic or foreign markets, including (without limit) stocks, bonds, mutual funds, index funds, or investment funds, including common trust funds, provided such securities are traded on a regulated exchange.

26.                               To establish or maintain and to trade in credit or margin accounts (whether secured or unsecured), and to pledge assets for that purpose.

27.                               To hold funds uninvested for such periods as the Agent deems prudent, and to invest in any assets the Agent deems advisable even though they are not technically recognized or specifically listed in so-called “legal lists,” without responsibility for depreciation or loss on account of those investments, or because those investments are non-productive, as long as the Agent acts in good faith.

28.                               To trade in commodities, options, futures, precious metals, and currencies, provided such items are traded on a regulated exchange.

29.                               To employ a custodian or agent (“the Custodian”) located anywhere within the United States, at my expense, whether or not such Custodian is an affiliate of an Agent; to register securities in the name of the Custodian or a nominee thereof without designation of fiduciary capacity; and to appoint the Custodian to perform such other ministerial functions as the Agent may direct, all as permitted in Fla. Stat. Chapter 709. While such securities are in the custody of the Custodian, the Agent will be under no obligation to inspect or verify such securities, nor will the Agent be responsible for any loss by the Custodian.

30.                               To employ any investment management service, financial institution, or similar organization to advise the Agent; to handle investment of my assets; and to render all accountings of funds held on my behalf under custodial, agency, or other agreements. If the Agent is an individual, these costs may be paid from my assets in addition to compensation payable to the Agent.

31.                               To receive and hold certificates and other evidences of ownership with respect to stocks and bonds, or to hold such securities in street certificates or in a book entry system.

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32.                               To exercise voting rights with respect to stocks and bonds in person or by proxy, enter into voting trusts, and consent to limitations on the right to vote.

33.                               To the extent not limited in the Special Transactions section, to apply for, fund, modify, withdraw from, or terminate a qualified tuition plan authorized under 26 USC §529, or its successor provisions, for any of my descendants, including the right to combine accounts, to transfer an account from one state to another, to redirect the investment of the account (to the extent permitted by law), or to change the designated beneficiary of the plan.

34.                               To conduct investment transactions as provided in Fla. Stat. §709.2208(2).

FINANCIAL MATTERS

35.                               To collect, receive, and receipt for any and all sums of money or payments due or to become due to me.

36.                               To continue, establish, modify, or terminate an account, credit or debit card, electronic transfer authorization, or other banking arrangement with a bank, trust company, savings and loan association, credit union, thrift company, brokerage firm, insurance company, or other financial institution selected by the Agent.

37.                               To make, assign, draw, endorse, discount, guarantee, and negotiate promissory notes, checks, drafts, and other negotiable or nonnegotiable paper, including but not limited to, those issued under the authority of the United States or any sovereign state, authority or instrumentality.

38.                               To deposit to or withdraw from, by check, order, electronic funds transfer, wire transfer, or otherwise, money or property of mine held by a financial institution.

39.                               To receive statements of account, notices, and similar documents from a financial institution and act with respect to them; to contract with a financial institution for services, including renting a safe deposit box or space in a vault.

40.                               To enter any safe deposit box or vault on which I am a signer and withdraw or add to the contents.

41.                               To adjust, renew or extend the time of payment of commercial paper, a debt owed to me, a debt I owe, or a debt guaranteed by me, or any other financial transaction.

42.                               To borrow money on my behalf and pledge as security my personal property; to apply for, receive, and use letters of credit from a financial institution, and give an indemnity or other agreement in connection with them.

43.                               To conduct banking transactions as provided in Fla. Stat. §709.2208(1).

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BUSINESSES AND CONTRACTS

44.                               To act for me in any business or enterprise, including sole proprietorships, general or limited partnerships, joint ventures, business trusts, land trusts, limited liability companies, and other domestic and foreign forms of organizations (each referred to as an “Entity”), in which I am now or have been engaged or interested.

45.                               To change the form of organization or governing jurisdiction under which an Entity is operated, or its name, or any of the above, and to continue any unincorporated business that the Agent determines is not advisable to incorporate.

46.                               To buy, sell, enlarge or reduce my ownership interest in any Entity, and to contribute additional capital into an Entity in which I have an interest.

47.                               To enter into an ownership agreement with other persons to take over all or part of the operation of an Entity.

48.                               To establish the value of an Entity under a buy-sell agreement to which I am a party, and to enforce the terms of any agreement relating to ownership (or sale) of an interest in an Entity.

49.                               To participate in any type of liquidation or reorganization of any enterprise.

50.                               To vote and exercise all rights and options, or empower another to vote and exercise those rights and options as permitted by law, concerning any interests in an Entity, in securities, or in other assets; to enter into or approve agreements for merger, reorganization, conversion, domestication or equivalent transactions with respect to any Entity; and to enter into voting trusts and other agreements or subscriptions.

51.                               To exercise in person or by proxy, or enforce by litigation or otherwise, a right, power, privilege, or option I have as the holder of stocks and bonds;

52.                               To compromise, arbitrate, or otherwise adjust claims in favor of or against any Entity in which I have an interest.

53.                               Except as otherwise provided under Fla. Stat. §709.2201(3) relating to contracts for personal services, to contract with any person or Entity for any purpose (including contracts between me and my Agent), and to perform that contract; to agree to any termination, release, rescission or modification of any contract or agreement.

INSURANCE, ANNUITIES, AND RETIREMENT FUNDS

For purposes of this section, a “Contract” means a contract of insurance on my life, a contract of insurance regarding my disability or long term care, or an annuity (however denominated). A “Plan” means a retirement plan or account created by an employer, by me, or by another person to provide retirement benefits or deferred compensation for me as a participant, beneficiary, or owner, including a plan or account under the following sections of the Internal Revenue Code (as amended from time to time): an individual retirement account under §§408, 408A, or 408(q); an annuity or mutual fund custodial account under §403(b); a pension, profit-sharing, stock bonus, or other retirement plan qualified under §401(a); a plan under §457(b), and a nonqualified deferred

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compensation plan under §409A. To the extent not limited in the Special Transactions section, I give my Agent the following powers:

54.                               To continue, pay the premium or make a contribution on, modify, exchange, rescind, release, or terminate a Contract, whether or not I am a beneficiary under the contract, and whether owned by me or obtained by my Agent;

55.                               To procure new Contracts for me and any member of my family;

56.                               To exercise the following rights for Contracts:

a.                                      To obtain a loan secured by a Contract or to borrow against its value;

b.                                      To surrender a Contract and receive its cash surrender value;

c.                                       To exercise any election available under that Contract;

d.                                      To exercise investment powers, if applicable;

e.                                       To change the manner of paying premiums and to select the form and timing of the payment of proceeds;

f.                                        To change or convert the Contract to another type;

g.                                       To sell, assign, or otherwise transfer the Contract.

57.                               To obtain property, casualty, liability or any other insurance for me and my property.

58.                               With respect to a Plan, I give my Agent the following powers:

a.                                      To select the form and timing of payments and withdraw benefits from the Plan;

b.                                      To make rollovers, including a direct trustee-to-trustee rollover, of benefits from one Plan to another;

c.                                       To establish a Plan in my name;

d.                                      To make contributions to a Plan;

e.                                       To exercise investment powers, if applicable;

f.                                        To borrow from, sell assets to, or purchase assets from a Plan.

ESTATES, TRUSTS, AND OTHER BENEFICIAL INTERESTS

To the extent not limited in the Special Transactions section, to act for me regarding any trust, probate estate, guardianship, conservatorship, escrow, custodianship or fund in which I may have a right or beneficial interest, including:

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59.                               To make an election on my behalf for me to receive an elective share of my wife’s estate, if any, as provided by Florida law from time to time.

60.                               To exercise for my benefit a presently exercisable general power of appointment.

61.                               To transfer property to the trustee of a trust created by me or for my benefit.

62.                               To accept, receipt for, sell, assign, pledge, or exchange my interest; to reject or disclaim, or consent to a modification of, my interest.

63.                               To initiate and pursue litigation, including settlement, compromise, or alternative dispute resolution, regarding my interest, including a determination of the meaning, validity, or effect of a deed, Will, declaration of trust, or other instrument or transaction affecting my interest, or to remove, substitute, or surcharge a fiduciary.

CLAIMS AND LITIGATION

64.                               To sue in my name and behalf for the recovery of any and all sums of money or other things of value, payments due or to become due to me, or damages I have sustained or will sustain; to seek an attachment, garnishment, order of arrest, or other preliminary, provisional, or intermediate relief and use an available procedure to effect or satisfy a judgment, order, or decree; and to collect, hold and disburse any property received in satisfaction of judgments.

65.                               To initiate or participate in adjustments of claims, either by me or against me, including submission to alternative dispute resolution, and to settle or compromise such claims.

66.                               To participate and bind me in any litigation, including: to waive or accept service of process on my behalf; to appear for me; to agree to stipulations or admission of facts on my behalf (other than a representation as to my personal knowledge); to verify pleadings, seek appellate review, procure and give surety and indemnity bonds, authorize and pay for records and briefs; to receive, execute, and file a consent, waiver, release, confession of judgment, satisfaction of judgment, notice, agreement, or other instrument; and to make or accept a tender or offer of judgment.

67.                               To pay any and all bills, accounts, claims, and demands now or hereafter payable by me, including a judgment, award, order or settlement made in connection with a claim or litigation.

68.                               To assert and maintain before a court or administrative agency a claim for relief or cause of action, or to seek an injunction, specific performance, or other relief.

69.                               To act for me with respect to any bankruptcy or insolvency concerning me or some other person, or with respect to a reorganization or receivership which affects my interest in any property.

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PERSONAL AND FAMILY MATTERS

70.                               To demand, obtain, review, and release to others medical records, documents, or communications protected by the patient-physician privilege, attorney-client privilege, or any similar privilege, including all records subject to, and protected by, the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”). I designate my Agent as my personal representative under HIPAA. My Agent may also enforce any or all of the privileges listed above.

71.                               To nominate on my behalf a person (including my Agent) or entity to be appointed by a court of appropriate jurisdiction as guardian of my person or property, or both, or as custodian for my property during the pendency of any proceedings to determine my legal capacity.

72.                               To receive and open my mail, change my mailing address, and otherwise represent me in any matter concerning the U.S. Postal Service.

73.                               To access communications intended for me, and communicate on my behalf, whether by mail, electronic transmission, telephone, or other means.

74.                               To access my accounts involving web-based communications, such as email, memberships in organizations or commercial enterprises, and social media, all of which require a user name and password for access, even to the extent of compelling the provider to reset my information to data of my Agent’s choosing.

75.                               To the extent not limited in the Special Transactions section, to continue or discontinue my membership in any club, religious institution, society, order, or other organization (whether individual or family) and to continue or discontinue payment of dues, fees, or contributions to those organizations.

76.                               Accept or resign on my behalf from any offices or positions which I may hold, including any fiduciary positions.

77.                               To hire and compensate attorneys, accountants, advisors, financial consultants, managers, agents, and assistants (including any individual or entity who provides investment advisory or management services, or who furnishes professional assistance in making investments) without liability for any act of those persons, if they are selected and retained with reasonable care. An Agent may serve in one or more of these capacities and be compensated separately for the services in each.

78.                               To discharge (with or without cause) any person hired by me (or on my behalf), by my Agent, or by any prior Agent, including but not limited to, the categories of persons named above, and physicians, nurses, care-givers, and domestics.

79.                               To make periodic payments of child support and other family maintenance required by a court or governmental agency or an agreement to which I am a party.

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GOVERNMENT BENEFITS AND ACTIONS

This section deals with benefits or actions from or relating to any branch or department of the United States government, any state government, or any foreign government, whether or not recognized by the United States, including without limitation, the Social Security Administration, the Department of Veterans Affairs, the Internal Revenue Service, Medicare or Medicaid, and any government department providing payments or grants. I give my Agent the following powers:

80.                               To file or process claims, and receive payment for any amounts due me under any such government program or as payments for retirement from any governmental entity, agency, or program, including without limit any program or plan administered or sponsored by the United States, any state (or a subdivision of a state) of the United States, or any branch of the military.

81.                               To enroll in, apply for, select, reject, change, amend, or discontinue, on my behalf, a benefit or program, and to receive and endorse for deposit in any account any payments that I receive from a governmental source.

82.                               To file or process claims, and receive payment for medical bills with all insurance companies through which I have coverage, including but not limited to Medicare and Medicaid, and to receive from Blue Cross/Blue Shield, Humana, United Health Care, TRICARE, or any other insurer information obtained in the adjudication of any claim in regard to services furnished to me under Title 18 of the Social Security Act.

83.                               To prepare, execute, and file a record, report, or other document to safeguard or promote my interest under a federal or state statute or regulation; to communicate with any representative or employee of a government or governmental subdivision, agency, or instrumentality, on my behalf.

84.                               To create, fund, and maintain an Income Trust pursuant to 42 USC §1396(d)(4)(B) in order to qualify me or retain my eligibility for Medicaid or any other public assistance benefits.

MILITARY PROVISIONS

85.                               To execute vouchers in my name for allowances and reimbursements payable to me by the United States, a foreign government, a state, or a subdivision of a state, including allowances and reimbursements for transportation of my Agent or other dependents, and for shipment of their household effects;

86.                               To take possession and order the removal and shipment of my property from a post, warehouse, depot, dock, or other place of storage or safekeeping, either governmental or private, and execute and deliver a release, voucher, receipt, bill of lading, shipping ticket, certificate, or other instrument for that purpose.

87.                               To effect the assignment or termination of U.S Government or other quarters, to sign for quarters, arrange for final inspection and clear quarters, and accept responsibility for the property therein.

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88.                               To represent me in dealing with my dependents, including my Agent (if applicable) and any other persons qualifying as such under applicable D.O.D regulations, instructions, or directives, as follows:

a.                                      To take all steps necessary for the issuance or reissuance of Dependent Identification cards for any of my dependents; and

b.                                      To take all steps necessary for travel, at government expense or otherwise, for my dependents, either inside or outside of the United States.

TAXES

89.                               To represent me before any office of the Internal Revenue Service or any state agency, to receive confidential information regarding all tax matters (for my SSN ending in - 8113) for all periods, whether before or after the execution of this Durable Power of Attorney, and to make any tax elections on my behalf.

90.                               To prepare, sign and file any tax return on my behalf including income, gift, payroll, property, Federal Insurance Contributions Act, claims for refund and other tax returns or other tax-related documents, including receipts, offers, waivers, consents, and agreements.

91.                               To pay taxes due, collect refunds, post bonds, receive confidential information, and contest assessments, deficiencies, fines, or penalties determined by the Internal Revenue Service or any other taxing authority.

92.                               To execute on my behalf any power of attorney required by the Internal Revenue Service or other taxing authority with respect to a tax year upon which the statute of limitations has not run and the following 25 tax years.

SPECIAL TRANSACTIONS

Certain transactions under this power of attorney may profoundly affect my existing estate plan and therefore require a separate authorization for my Agent to engage in them. By initialing next to any items within the respective numbered paragraphs in this Special Transactions section, I grant my Agent the authority stated in that paragraph with respect to the item initialed. If I have not initialed an item, my Agent is not authorized to take that action. Reference to my “wife” means any person or persons whom I later marry.

93.                               Gifts. I authorize my Agent to make gifts of my property outright to, or for the benefit of, the persons specified below, including by the exercise of any presently exercisable general power of appointment which I hold or acquire. For these purposes, a gift “for the benefit of” a person includes a gift to a trust in which that person is a beneficiary, to a custodial account under a state version of the Uniform Transfers (or Gifts) to Minors Act, and to a tuition savings account or prepaid tuition plan as defined under Internal Revenue Code §529. Unless I have provided otherwise in this instrument, gifts made to different donees need not be equal in amount, character or timing. Gifts may be made only to:

my wife, my ancestors, and my descendants

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                                     other members of my family, other than those listed above

                                     my Agent, despite any limitation under Fla. Stat. §709.2202(2)

                                     any organization qualifying for a gift tax charitable deduction which I have supported or which my Agent, in his discretion, believes I would support, including outright gifts or qualifying split-interest gifts

    AW                          all of the above in this paragraph

The gifts to the persons I have specified above, if any, may be made in the following amounts:

                                     in an amount per donee each calendar year not to exceed the annual dollar limits of the federal gift tax exclusion under Internal Revenue Code §2503(b) (annual exclusion)

    AW                          for estate planning purposes, in unlimited amounts, including the gifts listed above

[NOTE: Do not initial the next item if you have initialed any of the options listed above.]

                                     my Agent may NOT make any gifts of my property or exercise any powers of appointment I may hold. (I understand this limitation may have unintended or undesirable effects, but I choose it anyway.)

94.                               Trusts. I authorize my Agent to deal with trusts created by me, for me, on my behalf, or in connection with gifts from me to others as provided in the paragraph above authorizing gifts, including for the benefit of my Agent, as follows:

                                     To create an inter vivos trust, whether revocable or irrevocable, in which I am a beneficiary

                                     To the extent permitted in the trust agreement, to amend, revoke, or terminate a trust of which I am a beneficiary, or transfer the assets of such a trust into another trust under which I am a beneficiary

                                     To create, amend, or revoke trusts for the benefit of others

                                     To participate in either judicial or nonjudicial modification of a trust as permitted in Fla. Stat. Chapter 736

    AW                          all of the above as specified in this paragraph

95.                               Survivorship and Other Designations. My Agent may create or alter the nature of accounts in which I have an interest, including for the benefit of my Agent, as follows:

                                     To create or change rights of survivorship in accounts or other assets in which I have an interest

                                     To change a beneficiary designation for any accounts or financial instruments, including life insurance policies, annuities, or retirement accounts of any nature

                                     To waive my right to be a beneficiary of a joint and survivor annuity, including a survivor benefit under a retirement plan of any nature

    AW                          all of the above as specified in this paragraph

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96.                               Disclaimers. My Agent may disclaim interests in property on my behalf, including for the benefit of my Agent, as follows:

                                     Disclaim any interest in property I might otherwise receive, either outright or in trust

                                     Disclaim any powers I have over property or as a beneficiary of any trusts (excluding any powers I possess in a fiduciary capacity)

                                     Disclaim any powers of appointment I have or may acquire, excluding any testamentary power of appointment that I currently exercise in my Last Will and Testament

    AW                          all of the above as specified in this paragraph

ADDITIONAL PROVISIONS

Protection for Agent. I understand, acknowledge and anticipate that many of my Agent’s actions taken pursuant to specific grants of authority in this instrument could involve him in conflicts of interest (created either by me or by my Agent), or call into question my Agent’s apparent loyalty to me, or both. This might result from the totality of the circumstances facing the Agent at that time, or by virtue of the Agent’s specific actions that might create the conflict of interest. I want my Agent to be free to act in my interest without concern over questionable lawsuits. Therefore, so long as my Agent acts in good faith, he will be protected as follows:

a.                   My Agent does not have an affirmative duty to act under this power of attorney and will not be liable for any claim or demand arising out of his good faith acts or omissions, except for actions or omissions resulting from my Agent’s dishonesty, improper motive, or reckless indifference to the purposes of this power of attorney or my best interests.

b.                   My Agent may have competing interests for himself or his affiliates, and I waive any express duty of loyalty imposed under Fla. Stat. §709.2114(2).

c.                    My Agent may have a conflict of interest as provided in Fla. Stat. §709.2116. Despite that section, my Agent may undertake a transaction on my behalf even if another party to that transaction is: (i) a business or trust controlled by my Agent, or of which my Agent, or any director, officer, or employee of a Corporate Agent, is also a director, officer, or employee; (ii) an affiliate or business associate of my Agent; or (iii) my Agent acting individually. This exception also extends to any relative of such a party.

d.                   I fully indemnify my Agent out of my assets and my estate for any actions brought against him, and damages he sustains, including attorneys’ fees and costs, that have as a basis my Agent’s actions or inactions resulting in both a claim for breach of fiduciary duty and actual damages to me or my estate, but this protection does not extend to actions or omissions resulting from my Agent’s dishonesty, improper motive, or reckless indifference to the purposes of this power of attorney or my best interests. If my Agent ceases to serve, these provisions for indemnification may be enforced against me or a successor Agent. This right of indemnification extends to the estate, personal representatives, legal successors and assigns of my Agent.

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e.                    My Agent will not be liable for any actions or omissions by a predecessor agent if the Agent does not participate in or conceal the action or omission. My Agent is not required to review the actions of a predecessor agent, absent actual knowledge by the Agent of wrongdoing. If, however, my Agent has actual knowledge of a breach or imminent breach of fiduciary duty by another agent, including a predecessor agent, my Agent must take action reasonably appropriate in the circumstances to safeguard my best interests. If my Agent in good faith believes that I am not incapacitated, giving notice to me is a sufficient action.

Compensation and Expenses. My Agent will be entitled to reasonable compensation and reimbursement for all expenses reasonably incurred by him on my behalf.

Foreign Accounts. Despite any power granted to my Agent in this instrument or under law, my Agent may not exercise any power over, or transact any business with respect to, an account in a foreign country, as defined in 31 CFR 1010.350(c) and 1010.350(d), unless my Agent expressly and specifically accepts such authority in writing.

Delegation of Powers. My Agent may not delegate the powers given to him as my attorney-in-fact, except as follows:

a.                   To grant a transfer agent or similar person the authority to register securities in my name or the name of a nominee.

b.                   For investment management purposes as provided in Fla. Stat. §518.112.

c.                    To any other person, as may be permitted under the law of another jurisdiction in which this instrument is presented.

Suspension of Rights and Duties. All powers granted to my Agent will be suspended immediately if he becomes disabled, i.e., unable to carry out his duties under this Durable Power of Attorney because of a mental or physical impairment (whether temporary or permanent in nature). For these purposes, that disability is determined as follows:

a.                   My Agent’s capacity or disability can be determined by a court having jurisdiction, which will supersede any other determination under this section.

b.                   In the absence of a judicial determination, if my Agent is disabled, as confirmed by my Agent’s physician or a board certified medical doctor hired at my expense, all powers of my Agent as my attorney-in-fact will be suspended until his legal capacity is determined by a court, or until the physician consulted determines my Agent is no longer disabled.

Use of Copies. As provided in Fla. Stat. §709.2106, a photocopy or electronic copy of this power is sufficient for its exercise.

Partial Invalidity. If any part of this power of attorney is declared invalid or unenforceable, that decision will not affect the validity of the remaining parts.

Limitation on actions of Agent. No Agent may participate in an action to the extent that a payment or distribution pursuant to that action would discharge a legal support obligation of that Agent. No Agent who is the insured of any insurance policy that I own may exercise any rights or have any incidents of ownership with respect to the policy, including the power to change the

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beneficiary, to surrender or cancel the policy, to assign the policy, to revoke any assignment, to pledge the policy for a loan, or to obtain from the insurer a loan against the surrender value of the policy. All such power is to be exercised solely by another Agent, if any.

In witness whereof, I have executed this Durable Power of Attorney as of the date first written above.

Signed in the presence of:
FOR INFORMATION ONLY
NOT VALID FOR USE
/s/ Kathleen McHugh		/s/ Austin Willis
Print Name:	Kathleen McHugh	Austin Willis

/s/ Susan G. Gavsie
Print Name:	Susan G. Gavsie

Two witnesses as to
Austin Willis

STATE OF FLORIDA
COUNTY OF PALM BEACH

The foregoing instrument was acknowledged before me on August 24, 2012, by Austin Willis.

/s/ Cindy Basham
Notary Public—State of Florida
Personally Known		Print Notary Name:
Produced Identification		My Commission Number is:
Type of Identification	CADR License	My Commission Expires:

CINDY BASHAM
MY COMMISSION # DD 974428
EXPIRES: March 24, 2014
Bonded Thru Budget Notary Services

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